SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          Commission File No. 333-68071

                          AMENDMENT NO. 4 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 TechLite, Inc.
                 (Name of small business issuer in its charter)


   Oklahoma                          23531                          73-1522114
------------              ----------------------------             -------------
   (state of              (Primary Standard Industrial             (IRS Employer
incorporation)             Classification Code Number)              I.D. Number)


                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                                  405-840-1585
    ------------------------------------------------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

              Albert L. Welsh, 4334 Northwest Expressway, Suite 202
              Oklahoma City, Oklahoma 73116 telephone: 405-840-1585
          -----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                  Copies to:

Thomas J. Kenan, Esq.                            J. D. Arvidson
100 North Broadway, Suite 3300                   6106 East 32nd Place, Suite 101
Oklahoma City, OK 73102-8805                     Tulsa, OK 74135


     Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

=====================================================================================
      Title of                            Proposed       Proposed
     each class                            maximum        maximum
    of securities      Dollar amount      offering       aggregate      Amount of
        to be              to be            price        offering     registration
     registered         registered        per unit         price           fee
-------------------------------------------------------------------------------------
    Common Stock           $196            $0.001          $196         $0.06(1)
                                                                        -----
=====================================================================================

(1) The 195,556 shares being registered are owned by SuperCorp Inc., the controlling stockholder of the Registrant, and are to be distributed by SuperCorp Inc. to its stockholders as a stock dividend. The registration fee is based upon the book value of the Registrant as of September 30, 1998. Reg. 230.457(a).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                                 TECHLITE, INC.

                         195,556 Shares of Common Stock
                To be Distributed to SuperCorp, Inc. Stockholders

The Offering:  A "spinoff" distribution         SuperCorp  organized  us for the
to the stockholders of SuperCorp, Inc.          purpose   of   merging  TechLite
Value: $0.001 a share when spunoff and          Applied Sciences, Inc. of Tulsa,
prior to any merger with TechLite               Oklahoma  into  us.  Our  merger
Applied Sciences, Inc.                          with it depends upon a majority
                                                vote  by its stockholders.  Such
                                                vote  will be  taken  after  the
                                                spinoff  distribution  of  these
                                                195,556 shares. The  outcome  of
                                                the vote is uncertain.




                               -------------------

Our common stock does not trade on any national securities exchange, the Nasdaq Stock Market, or any stock market.

                               -------------------








You should purchase shares in                   Neither   the   Securities   and
the trading market only if you                  Exchange  Commission   nor   any
can  afford a complete loss.                    state securities commission  has
See "Risk Factors" on page 1.                   approved  or  disapproved  these
                                                securities or determined if this
                                                Prospectus   is    truthful   or
                                                complete.  Any representation to
                                                the   contrary  is  a   criminal
                                                offense.






                                 TechLite, Inc.
                      4334 Northwest Expressway, Suite 202
                             Oklahoma City, OK 73116
                             Telephone 405-840-1585

                              September ____, 1999

                                TABLE OF CONTENTS

                                                                           Page

Summary Information.......................................................    1

Risk Factors          ....................................................    1
         1.    TechLite proposes to merge with a company
                      that has an operating history
                      of losses ..........................................    1
         2.    Even if the merger occurs, a public market
                      for TechLite's common stock may not develop,
                      or, if it does develop, may be volatile
                      or limited .........................................    2
         3.    Post-merger operations may require additional
                      funds that we do not have ..........................    3
         4.    Our success depends on our ability to retain
                      J.D. Arvidson and other key personnel ..............    3
         5.    Should a change in management seem necessary,
                      it will be difficult for the non-management
                      stockholders to do this ............................    3
         6.    The business of Applied Sciences may suffer
                      should we no longer be able to obtain
                      certain lighting-enhancement reflectors
                      from two suppliers .................................    4

SuperCorp - The Distributing Stockholder..................................    5
        SuperCorp May be Deemed to be an Underwriter......................    5
               SuperCorp's Exposure as a Control Person...................    6

Earlier SuperCorp Spinoff-Merger Transactions ............................    6

Terms of the Transaction..................................................    8
        Terms of the Merger...............................................    9
        Reasons for the Merger and Spinoff................................    9
        Accounting Treatment of Proposed Merger...........................   10
        Degree of Management Control of Vote on Merger....................   10
        Dissenters' Rights of Appraisal...................................   10
        Compliance with Governmental Regulations..........................   10

        Agreement and Plan of Merger......................................   10

Transactions with Insiders................................................   11
        Services Rendered by Insiders.....................................   11

Plan of Distribution......................................................   12
        The Escrow Agreement..............................................   12
               Should the Merger Occur....................................   12
               Should the Merger Not Occur................................   12
        Expenses of the Spinoff and Merger ...............................   14

Description of Securities.................................................   14
        Common Stock......................................................   14
               Voting Rights..............................................   14
               Dividend Rights............................................   14
               Liquidation Rights.........................................   14
               Preemptive Rights..........................................   14
               Registrar and Transfer Agent...............................   14
               Dissenters' Rights.........................................   15
        Preferred Stock...................................................   15

Federal Income Tax Consequences...........................................   15
        The Merger........................................................   15
        The Spinoff.......................................................   15
        Stockholders of SuperCorp.........................................   15

Other Financial Considerations............................................   16
        Pro Forma Information and Dilution................................   16
        Material Contacts Among the Companies.............................   19

Penny Stock Regulations ..................................................   20

Information About TechLite................................................   21
        Description of Business and Properties............................   21
        Legal Proceedings.................................................   22
        Market for TechLite's Common Stock
               and Related Stockholder Matters............................   22
        Rule 144 and Rule 145 Restrictions on Trading.....................   22
               Dividends..................................................   23
        Registration Statement ...........................................   24
        Reports to Stockholders ..........................................   24
        Stock Certificates ...............................................   24
        Financial Statements..............................................   24

Information About Applied Sciences........................................   24
        Overview      ....................................................   24
        Management's Discussion and Analysis of Financial
               Condition and Results of Operations........................   25
               Results of Operations......................................   25
               Sales......................................................   25
                      Interim Results ....................................   25
               Gross Margin...............................................   25
                      Interim Results ....................................   25
               Selling, General and Administrative Expenses...............   26
                      Interim Results ....................................   26

               Net Income Before Taxes....................................   26
                      Interim Results ....................................   26
               Balance Sheet Items........................................   26
               Liquidity and Capital Resources ...........................   27
                      Interim Results ....................................   27
               Outlook....................................................   27

Description of Applied Sciences's Business................................   28
        The Light Fixture Retrofitting Industry ..........................   28
        The Market .......................................................   28
        Environmental Considerations .....................................   29
        Saving Money .....................................................   29
        Other Benefits ...................................................   30
        Current Trends ...................................................   31
        Sales Methods ....................................................   32
        Production Costs..................................................   33
        Competition ......................................................   33
        Government Approval of Principal Products ........................   34
        Government Regulations ...........................................   34
        Properties........................................................   34
        Office Facilities.................................................   34
        Dependence on Major Customers and Suppliers.......................   35
        Seasonality.......................................................   35
        Research and Development..........................................   35
        Environmental Controls............................................   35
        Year 2000 Computer Problem .......................................   35
        Number of Employees...............................................   35
        Venue of Sales....................................................   36
        Patents, Copyrights and Intellectual Property.....................   36
        Legal Proceedings.................................................   36
        Market for Applied Sciences's Capital Stock
               and Related Stockholder Matters............................   36
        Financial Statements..............................................   36

Management Information....................................................   37
        Security Ownership of Certain Beneficial Owners and
               Management.................................................   37
        Directors, Executive Officers and Significant
               Employees..................................................   40
        Applied Sciences..................................................   40
        TechLite      ....................................................   41
        Directors of Applied Sciences.....................................   41
        Senior Executives of Applied Sciences.............................   41
        TechLite      ....................................................   42
               Albert L. Welsh............................................   42

Remuneration of Directors and Officers....................................   42
        TechLite      ....................................................   42
        Applied Sciences..................................................   42
        Employment Contracts .............................................   43
        Stock Options.....................................................   43

Certain Relationships and Related Transactions............................   43
        TechLite's Transactions with Promoters............................   43

        Applied Sciences's Transactions with
               Management ................................................   43

Interests of Named Experts and Counsel....................................   43

Indemnification...........................................................   44

Financial Statements Index................................................   45

Appendix A - Agreement of Merger..........................................  A-1

                               SUMMARY INFORMATION

     This is SuperCorp Inc.'s fourth "spinoff" distribution to its stockholders of stock in other companies. TechLite, Inc. was formed by SuperCorp for the purpose of merging into it another company, TechLite Applied Sciences, Inc. of Tulsa, Oklahoma.

     Because our name, TechLite, Inc., is similar to that of TechLite Applied Sciences, Inc., we will refer to ourselves as "TechLite," "we" or "us" and to TechLite Applied Sciences as "Applied Sciences."

     Applied Sciences retrofits lighting fixtures in buildings in such a way as to significantly reduce electricity consumption. Our merger with it is contingent upon the stockholders of Applied Sciences voting to approve the merger at a special stockholders' meeting to be held soon.

     TechLite has no business or assets other than $245 in cash. We do have a stockholder base of more than 600 stockholders, thanks to this spinoff by SuperCorp. We offer our stockholder base to the Applied Sciences stockholders. We believe this will provide sufficient benefit to them that they will approve the merger.

     We believe the receipt of spinoff shares in TechLite will result in your realizing negligible or no taxable income.

     SuperCorp  is  distributing  pro  rata to its  stockholders  one  share  of
TechLite  common  stock  for  each  34.81  shares  of  SuperCorp   common  stock
outstanding.

     TechLite's address and telephone number is on the cover page of this Prospectus. The addresses and telephone numbers of SuperCorp and Applied Sciences are as follows:

     SuperCorp Inc.                           TechLite Applied Sciences, Inc.
     Suite 202                                Suite 101
     4334 Northwest Expressway                6106 East 32nd Place
     Oklahoma City, OK 73116                  Tulsa, OK 74135
     Telephone:  405-840-1585                 Telephone:  918-664-1441


                                  RISK FACTORS

     You should carefully consider the following factors:

     1. Techlite Proposes to Merge With a Company That has an Operating History of Losses.

          Applied Sciences has operated at a loss for its six years of existence. Its accumulated deficit at the end of its 1999 fiscal year (January 31, 1999) was $1,802,167. It operated at a loss (unaudited) of approximately $128,846 the first three months of its fiscal year that will end January 31, 2000. There is no assurance that profitable operations can be obtained or maintained.

     2. Even If the Merger Occurs, a Public Market for Techlite's Common Stock May Not Develop Or, If It Does Develop, May be Volatile or Limited.

          There is presently no public market for TechLite's common stock. We cannot assure you that a public market for the stock will develop after the occurrence of the merger or, if one develops, that it will be sustained. Any market that develops for the common stock will likely be volatile and trading in the stock will likely be limited. This can affect your ability to sell the shares you receive in this spinoff distribution.

     3.    Post-merger  Operations  May Require  Additional Funds That We Do Not
Have.

          Should the proposed merger be approved, the post-merger company may need additional funding to achieve its plan of operations. If so, we have not identified the source for this funding. We give no assurance that the needed funds can be obtained.

     4. Our Success Depends On Our Ability to Retain J.D. Arvidson and Other Key Personnel.

          Should the merger occur, the post-merger company will be reliant on the continued services of several key personnel. The loss of any of them could adversely affect future operations. These persons are J. D. Arvidson, chief executive officer of Applied Sciences; C. O. Sage, executive vice president and chief operating officer; Carol E. Sage, corporate secretary; and Mark Galvin, vice president for administration.

     5. Should a Change in Management Seem Necessary, It Will be Difficult for the Non-management Stockholders to Do This.

          Should the proposed merger be approved, the company's officers and directors and their affiliates will own approximately 33.6 percent of the common stock of the company. This amount may enable them to determine the outcome of any vote affecting the control of the company.

      6. The Business of Applied Sciences May Suffer Should We No Longer be Able to Obtain Certain Lighting-enhancement Reflectors From Two Suppliers.

          Applied Sciences depends upon two non-affiliated companies to fabricate and supply the lighting-enhancement reflectors it prefers to use in its light fixture retrofitting business. These two suppliers are American Illuminetics, Inc. of Carlsbad, California and X-Tra Light Manufacturing Co. of Houston, Texas. The business of the post-merger company could be materially affected by anything that affects the ability of these other companies to supply their reflectors. Alternate suppliers of reflectors exist, but the quality of their products is inferior to that of the two companies whose reflectors are preferred. The future competitive condition of the post-merger company could be reduced if it cannot obtain high-quality reflectors.

                    SUPERCORP - THE DISTRIBUTING STOCKHOLDER

     SuperCorp Inc. ("SuperCorp") was organized in Oklahoma on October 21, 1988. SuperCorp has more than 600 stockholders in 35 states. SuperCorp acquired almost all of these stockholders in early 1989 when it purchased all the assets of Naturizer, Inc., through a chapter 11 plan of reorganization, in exchange for shares of common stock of SuperCorp. The SuperCorp shares were distributed to the creditors and stockholders of Naturizer, Inc. SuperCorp's purpose is to engage in "spinoff" activities such as the one described herein. Such spinoff-merger involve SuperCorp's distribution of registered shares of stock of subsidiary corporations SuperCorp organizes to merge with viable companies. This is the "spinoff" part of a spinoff-merger transaction orchestrated by SuperCorp. The "merger" part requires an approving vote of the stockholders of the viable company - here, Applied Sciences.

     SuperCorp's assets consist of approximately $53,000 in cash. Each of its five directors, Albert L. Welsh, John E. Adams, Ronald D. Wallace, T.E. King and Thomas J. Kenan, either directly or by attribution through ownership by family members, owns 452,006 shares of common stock of SuperCorp, which amount is less than seven percent of the number of its outstanding shares.

     SuperCorp is not subject to the reporting requirements imposed by Section 15(d) of the Securities Act of 1933 or Section 13 of the Securities Exchange Act of 1934. Its common stock does not trade in the stock market. SuperCorp has never sought a market maker for its stock.

     SuperCorp organized TechLite in May 1997 as a vehicle for the proposed merger. The company has no business history, $245 in assets, no liabilities, and initially only three stockholders - SuperCorp, who will "spinoff" its shares in the company to its more than 600 stockholders before Applied Sciences's stockholders vote on the merger; Albert L. Welsh, the sole officer and director of TechLite and a stockholder of SuperCorp; and George W. Cole, whose spouse, Marjorie Cole, is a stockholder of SuperCorp.

SuperCorp May be Deemed to be an Underwriter.
--------------------------------------------

     The 195,556 spinoff shares described herein are owned by SuperCorp and are to be redistributed by SuperCorp. SuperCorp may be deemed to be an underwriter by reason of its intent to distribute such shares.

     After the distribution by SuperCorp of the spinoff shares to its stockholders, SuperCorp will no longer own any stock of the company, except to the extent that 657 spinoff shares, reserved for rounding-up purposes, would not be allocated in the rounding-up process.

     Should SuperCorp be an underwriter of the spinoff shares, any person who purchases the registered shares within three years after the distribution could assert a claim against SuperCorp under Section 11 of the Securities Act of 1933. The purchase could be in the open market as long as the shares purchased can be traced to the registered shares SuperCorp distributes to its stockholders. Such a claim, to be successful, must be based upon a showing that statements in the registration statement were false or misleading with respect to a material fact or that the registration statement omitted material information required to be included therein.

     Open market purchasers may have to prove reliance upon the alleged misstatement or omission. Reliance may not necessarily require a showing that the purchaser actually read the registration statement. It may be sufficient if there is a showing that the misstatements or omissions in the registration statement were a substantial factor in the purchase of the shares.

     SuperCorp's Exposure as a Control Person.
     ----------------------------------------

     SuperCorp organized TechLite and, since its organization and until the proposed merger should become effective, has been and will be a "control person" of TechLite, as that term is defined in Section 15 of the Securities Act of 1933 ("the Act").

     Section 15 of the Act imposes joint and several liability on persons who control other persons substantively liable under other sections of the Act:

     o Section 11, for misrepresentations in a registration statement,

     o Section 12(1) - for the unlawful sale of unregistered securities, and

     o Section 12(2) - for misrepresentations in the sale of securities.

     A controlling person can avoid liability by proving "he had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability of the controlled person is alleged to exist."

                  EARLIER SUPERCORP SPINOFF-MERGER TRANSACTIONS

     This transaction with Applied Sciences, should the stockholders of Applied Sciences approve it, will be the fourth such "spinoff-merger" transaction effected by SuperCorp with subsidiaries it creates for such purposes.

     The Lark Technologies, Inc. spinoff-merger.
     ------------------------------------------

     SuperCorp's first spinoff-merger transaction concerned Lark Technologies, Inc. ("Lark"), a SuperCorp-created subsidiary. Lark merged with a Houston, Texas company engaged in DNA sequencing whose major stockholders are affiliates of the Baylor School of Medicine.

     The Lark spinoff occurred on September 6, 1995. The Lark merger occurred on September 14, 1995. None of SuperCorp's or Lark's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Lark had any involvement in this spinoff-merger. None of these persons received any cash, stock or other thing of value with respect to this transaction other than his pro rata receipt of Lark stock that was spunoff to the SuperCorp stockholders. Subsequent to the Lark spinoff-merger, Lark raised $1 million in a rights offering to its stockholder base.

     The Dransfield China Paper Corporation transaction.
     --------------------------------------------------

     The second spinoff-merger transaction concerned Dransfield China Paper Corporation ("Dransfield"), a SuperCorp-created subsidiary. Dransfield merged with a Hong Kong company engaged in distributing hygienic paper products in Hong Kong and in building integrated paper mills in China. Dransfield's major stockholder is a Hong Kong Stock Exchange-listed company.

     The Dransfield spinoff occurred on February 13, 1996. The Dransfield merger occurred on February 26, 1997. One of SuperCorp's officers and directors, T.E. King, received $45,000 from the Hong Kong company, 11,642 shares of common stock of Dransfield and 250,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for his services in bringing together the Hong Kong company and SuperCorp. Thomas J. Kenan, an officer and a director of SuperCorp, received 20,000 warrants and the other officers and directors of SuperCorp each received 40,000 warrants to purchase shares of common stock of Dransfield at $5.50 a share as compensation for their past efforts in screening prospective spinoff-merger transactions. All of these warrants expired without being exercised. Each of these officers and directors also received his pro rata distribution of Dransfield shares spunoff by SuperCorp to its stockholders. Subsequent to the Dransfield spinoff-merger, Dransfield raised $750,000 in a private placement to investors in the U.S. and Hong Kong.

     The Summit Technologies, Inc. transaction.
     -----------------------------------------

     The third spinoff-merger transaction concerned Summit Environmental Corporation, Inc. ("Summit"), a SuperCorp-created subsidiary. Summit merged with a Longview, Texas company engaged in marketing a new fire suppressant product and other products manufactured by other companies.

     The Summit spinoff occurred on November 10, 1998. The Summit merger occurred on December 2, 1998.

     None of SuperCorp's officers, directors, affiliates or persons or entities engaged in management-type activities with SuperCorp or Summit had any involvement in this spinoff-merger other than Thomas J. Kenan, a director and general counsel of SuperCorp. The Longview, Texas company allowed Mr. Kenan to purchase 28,333 shares of its common stock at $0.30 a share in a non-public offering it conducted at this price before the registration statements for the spinoff-merger transaction were filed with the Securities and Exchange Commission.

     George W. Cole, a former SuperCorp director and a person to whom Securities and Exchange Commission rules may attribute the beneficial ownership of more shares of common stock of SuperCorp than any other

SuperCorp stockholder, received compensation for finding and negotiating the spinoff-merger transaction with Summit.

     Mr. Cole received $18,500 from the Longview, Texas company for a finder's fee and for consulting services. He exchanged $14,250 of such fee for 23,750 shares of the Longview, Texas company at $0.60 a share prior to the spinoff-merger. Further, SuperCorp allowed him to purchase 125,000 shares of common stock of Summit at $0.001 a share when SuperCorp organized Summit.

     After each of the above three spinoff-merger transactions was consummated, SuperCorp director Thomas J. Kenan became involved with each company as an attorney. He has represented each company from time to time as a securities lawyer. He received cash fees for such services at his customary billing rates. He also was invited by Dransfield to serve as a non-management director of Dransfield and of its Hong Kong Stock Exchange-listed parent, Dransfield Holdings Limited. He receives no compensation for such director's services but was granted an option to purchase 25,000 shares of Dransfield at $2.60 a share. The option has not been exercised. He was invited by Summit to serve as a non-management director. He receives no compensation for such services.

     Albert L. Welsh, the president and a director of SuperCorp and the sole officer and director of TechLite, and George W. Cole, whose family owns more than six percent of the outstanding shares of common stock of SuperCorp, are named elsewhere in this Prospectus as persons who have been involved in transactions among TechLite, SuperCorp and Applied Sciences. Neither of such persons has been involved in post-merger transactions with any of Lark, Dransfield or Summit other than as a stockbroker with regard to the trading of stock in the open market.

     Lark's common stock trades on the OTC Bulletin Board under the symbol "LDNA." Dransfield's common stock trades on the Nasdaq SmallCap Market under the symbol "DCPCF." Summit's common stock trades on the OTC Bulletin Board under the symbol "SEVT." Lark, Dransfield and Summit are viable, operating companies. Their common stock prices are quoted daily. All three file reports with the Commission pursuant to the requirements of the Securities Exchange Act of 1934.

                            TERMS OF THE TRANSACTION

     TechLite, SuperCorp, and Applied Sciences have entered into an agreement of merger between TechLite and Applied Sciences. A copy of the agreement appears as "Appendix A - Agreement of merger." For the merger to occur, each of the following must occur:

     o Registration statements must be filed with and become effective at the Securities and Exchange Commission and appropriate state securities regulatory agencies. This has occurred. The registration statements cover the following:

            o the 2,209,903 merger shares - the shares TechLite offers to the stockholders of Applied Sciences, and

            o       the 195,556 spinoff shares - the shares SuperCorp will
                   distribute to its more than 600 stockholders.

     o The stockholders of each of TechLite and of Applied Sciences must, by a majority vote of the shares outstanding, approve the merger.

Terms of the Merger.
-------------------

     The terms of the proposed merger are as follows:

     1. Applied Sciences shall merge into TechLite.

     2. All 2,209,903 outstanding shares of common stock of Applied Sciences shall be converted into 2,209,903 shares of common stock of TechLite on a share-for-share basis.

     3. There shall be no fractional shares.

     4. The present business of Applied Sciences shall be conducted after the merger by TechLite, into which Applied Sciences shall have merged. Applied Sciences's management and directors shall become the management and directors of the combined company.

     5. Prior to the merger, SuperCorp shall distribute in a "spinoff" to its stockholders, on a basis proportionate to their stockholdings in SuperCorp, the 195,556 shares of common stock of TechLite now held by SuperCorp. Each SuperCorp stockholder shall receive one share of TechLite for each 34.81 shares of SuperCorp held of record on the date on the cover of this Prospectus.

     6. The historical financial statements of the post-merger company shall be those of Applied Sciences. See "Financial Statements - TechLite Applied Sciences." The fiscal year of the post-merger company will be January 31, the end of Applied Sciences's fiscal year.

     7. Should the stockholders of Applied Sciences not approve the merger, none of TechLite, Applied Sciences, or SuperCorp shall be liable to any of the others. However, in any event, Applied Sciences must pay all three parties' expenses relating to the registration of the shares described herein.

Reasons for the Merger and Spinoff.
----------------------------------

     It is obvious that the SuperCorp stockholders will benefit by receiving, for no consideration, the 195,556 spinoff shares. But TechLite also believes that the Applied Sciences's stockholders will benefit from converting their present stock to stock of TechLite in the merger. We have registered with the Securities and Exchange Commission the stock involved in the spinoff and the stock involved in the merger.

SuperCorp's distribution of the spinoff shares to its stockholders should provide the basis for the creation of a public market for the common stock of our post-merger combined company. We believe the existence of such a public market will facilitate the raising of expansion funds for the post-merger company. We give no assurance that such will occur.

     Effectively, the stockholders of Applied Sciences will suffer a ten percent dilution in their equity in Applied Sciences solely for the perceived, but not assured, benefits of having a public market for their securities.

Accounting Treatment of Proposed Merger.
---------------------------------------

     Because TechLite is only a corporate shell and not an operating entity, the proposed merger will be accounted for as if Applied Sciences recapitalized.

Degree of Management Control of Vote on Merger.
----------------------------------------------

     The merger must be approved by a vote of a majority of the outstanding shares of common stock of each of TechLite and Applied Sciences. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: TechLite - 90%; and Applied Sciences - 37.4%. Applied Sciences's officers, directors and affiliates, even though they are recommending approval of the merger, have agreed to vote their shares to approve or disapprove the proposed merger in accordance with the majority vote of the other stockholders.

Dissenters' Rights of Appraisal.
-------------------------------

        Stockholders of Applied Sciences who vote against the merger have the right to dissent and to exercise certain rights of appraisal. If exercised, and if the merger is effected, these rights would cause Applied Sciences to pay to these dissenters the appraised value of their shareholdings.

Compliance with Governmental Regulations.
----------------------------------------

     No federal or state regulatory requirements, other than securities laws and regulations, must be complied with or federal or state approval obtained in connection with the spinoff and merger, other than the filing of articles of merger with the Secretary of State of Oklahoma after a favorable vote might be obtained on the proposed merger.

Agreement and Plan of Merger.
----------------------------

     The complete agreement of merger among TechLite, Applied Sciences, and SuperCorp is included in this Prospectus. See "Appendix A Agreement of merger."

                           TRANSACTIONS WITH INSIDERS

     The 195,556 spinoff shares will be distributed pro rata to all SuperCorp stockholders of record on the date on the cover page of this Prospectus. An additional 48,888 shares of common stock of the company are already owned by two persons, either directly or by attribution to their family members or family controlled entities.

     Both of these two persons, either directly or by attribution, are stockholders of SuperCorp. Each will receive spinoff shares in the pro rata spinoff distribution. Further, each owns 10,000 shares of common stock of TechLite Applied Sciences, which each purchased in 1997 in exchange for financial consulting services. Both of these persons may be deemed to be "promoters" or "insiders" of the company who will receive benefits from the transaction not received by other SuperCorp stockholders.

     The identities of the insiders, their positions with TechLite and with SuperCorp, the securities of TechLite and of Applied Sciences each owns, and his pro rata receipt of spinoff shares are as follows:


                                                                 Shares Now Owned
                                                           --------------------------------
                           Position with TechLite                                              Spinoff
     Insider                     or SuperCorp              TechLite        Applied Sciences    Shares
----------------       -----------------------------       ---------       ----------------    -------

Albert L. Welsh        President and Director of            24,444             10,000          12,985
                       TechLite and President and a
                       Director of SuperCorp

George W. Cole         None                                 24,444             10,000          12,985


Services Rendered by Insiders.
-----------------------------

     Mr. Welsh and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 24,444 shares of common stock of TechLite for $25, or $0.001 a share. Each also performed services for TechLite and for SuperCorp Inc. See "Other Financial Considerations - Material Contacts Among the Companies."

     The table below compares the securities to be received by the insiders and to be received by other SuperCorp stockholders:


                            Two TechLite Insiders
                  -----------------------------------------
                                                                                    Other
    Type of                                                         Other          Applied
  TechLite's                       Spinoff         Merger         SuperCorp       Sciences
   Security         Held Now       Shares          Shares       Shareholders    Shareholders       Total
 ------------     -----------    ----------      ----------     ------------    ------------     -------

Common             48,888(1)      26,278(2)       20,000(2)      169,278(2)     2,189,903(3)     2,454,347
Stock

Percent              2.0%           1.1%            0.8%            6.9%            89.2%          100%


(1) Restricted securities. Must be held one year before tradeable under SEC Rule 144.

(2) Registered with the Commission and unrestricted for transfer in the stock market.

(3) Registered with the Commission and unrestricted for transfer in the stock market. However, 825,789 of these shares would be held by affiliates of the post-merger company (officers and directors and controlling shareholders) and would be subject to the limitations on resale imposed by Rule 145 of the Commission. See "Information About the company - Rule 144 and Rule 145 Restrictions on Trading."

     For details concerning the direct ownership and the attribution of ownership of company securities by the insiders, see "Management Information - Security Ownership of Certain Beneficial Owners and Management."

                              PLAN OF DISTRIBUTION

The Escrow Arrangement.
----------------------

     A vote to approve the merger by the stockholders of TechLite is assured. After such vote but before any vote by the stockholders of Applied Sciences, SuperCorp shall spinoff - by way of a dividend - to its stockholders the 195,556 shares of common stock of TechLite held by it. Certificates representing the 195,556 spinoff shares shall be distributed by SuperCorp to Bank One Trust company, NA, Oklahoma City to be held in escrow pursuant to the provisions of Securities and Exchange Commission Regulation 230.419 - called herein "Rule 419." Later distribution of the spinoff shares by the escrow agent would be as follows:

     Should the Merger Occur. Should Applied Sciences's stockholders approve the merger, TechLite shall supplement this Prospectus and shall file a Form 8-K with the Commission to indicate the fact and date of the merger. When TechLite's common stock is declared eligible for quotation on the OTC Bulletin Board, the company shall provide to the escrow agent the company's representation that the requirements of Rule 419(e) have been met. The escrow agent shall then mail the escrowed certificates representing the 195,556 spinoff shares to the owners of such securities.

     Should the Merger Not Occur. There can be no assurance that the proposed merger between TechLite and Applied Sciences will occur, because a favorable, majority stockholder vote of Applied Sciences's stockholders must be obtained. No assurance can be given that such will be obtained.

     Should the merger not occur,

     o TechLite will file a supplement to this Prospectus and a Form 8-K with the Commission to reveal that the merger was not approved,

     o Applied Sciences will continue as a separate corporation with its existing assets and business,

     o    TechLite still will have no  significant  assets or business,  and

     o There will be no trading market for TechLite's stock, which will still be held in escrow by the escrow agent. As long as this escrow continues, no transfer or other disposition of the securities held in escrow shall be permitted other than:

            o   by will or the laws of descent and distribution, or

            o pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act or the rules thereunder.

     TechLite's and SuperCorp's management have no specific plans for an alternative to a rejection of the proposed merger. They would commence to seek to acquire a business or assets that would constitute a business. Such management or SuperCorp would pay the costs of such search. Upon execution of any agreement for the acquisition of a business or assets that would constitute a business and for which the fair value of the business or net assets to be acquired represents at least 80 percent of the $245 proceeds from the sale by TechLite to SuperCorp of the spinoff shares, TechLite must comply with the following additional requirements of Rule 419 in order for the spinoff share certificates to be delivered to the owners of such securities.

     o TechLite must file with the Securities and Exchange Commission a post-effective amendment to its earlier filed registration statement,

     o this amendment must contain complete disclosure documentation about the alternative business or assets acquisition, including financial statements of TechLite and of the company to be acquired as well as pro forma financial information and,

     o this amendment must disclose the following additional requirements that must be met before the escrowed stock certificates can be released from escrow and delivered to the owners of such securities:

            o no later than five business days after the effective date of the post-effective amendment, TechLite must send to each owner of spinoff shares a copy of the prospectus contained in the post-effective amendment,

            o each such owner shall be given no fewer than 20 days and no more than 45 business days from the effective date of the post-effective amendment to notify TechLite that he or she elects to remain an owner of the spinoff shares registered in his or her name,

            o the registered owners of at least 80 percent of the spinoff shares must affirmatively elect to remain an owner of his or her spinoff shares, and

            o TechLite must consummate the proposed acquisition meeting the above criteria within eighteen months after the effective date of the initial registration statement regarding Applied Sciences.

     Should the above conditions of Rule 419 be timely met, TechLite must deliver to the escrow agent a signed representation that the conditions have been met, and the escrowed stock certificates will be delivered to the registered owners of the spinoff shares who elected to remain owners of the spinoff shares. The prospectus would be supplemented by sticker to indicate the release of the securities and the date of the release.

     Should the above conditions of Rule 419 not be met, the stock certificates will be returned to TechLite for cancellation.

     In the event the proposed acquisition is approved in accordance with the above conditions of Rule 419, no later than 90 days after the end of the first full fiscal year of operations following consummation of the acquisition, as described above, TechLite shall furnish its stockholders audited financial statements for such year as well as management's discussion and analysis of such information. This information would be filed with the Commission under cover of Form 8-K unless the company was filing the reports required by Section 13(a) or 15(d) of the Securities Exchange Act.

Expenses of the Spinoff and Merger.
----------------------------------

     The estimated expenses of the spinoff and the merger are $104,300. All of these expenses are being borne by Applied Sciences, with whom the company proposes to merge. These estimated expenses are federal and state registration fees - $100; filing expenses (EDGAR) - $8,000; stock transfer agent's fee - $4,000; escrow agent's fee - $500; printing and engraving - $10,000; legal fees
- $49,000; auditor's fee - $6,000; mailing cost - $5,900; finder's fee - $18,500; and Moody's OTC Industrial Manual publication fee - $2,300.

                            DESCRIPTION OF SECURITIES

     Common Stock.
     ------------
     Each of TechLite and Applied Sciences is an Oklahoma corporation. TechLite is authorized to issue 40 million shares of common stock, $0.001 par value, and has 244,444 shares of common stock issued and outstanding. Applied Sciences is authorized to issue 40 million shares of common stock, $0.001 par value, and has 2,209,903 shares of its common stock issued and outstanding.

          Voting rights.
          -------------
          Stockholders have one vote a share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights. This means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

          Dividend rights.
          ---------------
          Stockholders receive dividends when and if declared by the board of directors out of funds of the corporation legally available therefor.

          Liquidation rights.
          ------------------
          Upon any liquidation, dissolution or winding up, stockholders receive pro rata all of the assets of the corporation available for distribution to stockholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of preferred stock.

          Preemptive rights.
          -----------------
          Stockholders do not have preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the corporation.

          Registrar and transfer agent.
          ----------------------------
          Securities Transfer Corporation of Dallas, Texas is the transfer agent and registrar of the common stock of TechLite. Applied Sciences serves as its own registrar and transfer agent.

          Dissenters' rights.
          ------------------
          A stockholder has "dissenters' rights" which, if properly exercised, may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the corporation's certificate of incorporation.

     Preferred Stock.
     ---------------
     Each of TechLite and Applied Sciences is authorized to issue 10 million shares of preferred stock, $0.001 par value. The preferred stock may be issued from time to time by the directors as shares of one or more series. The description of shares of each series of preferred stock, including any preferences, conversion and other rights, voting powers, and conditions of redemption must be set forth in resolutions adopted by the directors.

     There are no shares of preferred stock of TechLite or of Applied Sciences issued and outstanding.

                         FEDERAL INCOME TAX CONSEQUENCES

     The Merger.
     ----------
     The merger should qualify as a type "A" tax-free reorganization for both corporations under Section 368(a)(1) of the Internal Revenue Code. However, because TechLite is newly organized, the "step transaction doctrine" might be applied. If so, the company might be considered a continuation of Applied
Sciences with only a change of name or place of incorporation, a type "F" tax-free reorganization under Section 368(a)(1).

     The Spinoff.
     -----------
     The distribution by SuperCorp to its stockholders of the 195,556 spinoff shares will be a taxable event to SuperCorp and to each of its stockholders receiving any of the spinoff shares. Gain (but not loss) would be recognized by SuperCorp under Section 311 of the Internal Revenue Code for any excess of the fair market value of TechLite's stock on the date of actual distribution over the tax basis to SuperCorp of such stock.

     Stockholders of SuperCorp.
     -------------------------
     As for SuperCorp's stockholders who receive spinoff shares of TechLite, the spinoff shall occur prior to the vote by Applied Sciences's stockholders to accept or reject the merger. Because the result of the vote by Applied Sciences's stockholders cannot be forecast, and because the merger cannot and shall not become effective until after a favorable vote is obtained on the merger, it is more likely than not that the fair market value of the spinoff shares on the date of the spinoff should not have increased over the $0.001 price paid by SuperCorp for the 195,556 spinoff shares.

     SuperCorp has no current or accumulated earnings. The distribution is being made from its excess capital. Each stockholder of SuperCorp should reduce the adjusted basis of his SuperCorp stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.001 per share. SuperCorp undertakes to advise its stockholders in early 2000 should it deem the fair market value of the distributed spinoff shares on the date of distribution to have been different than $0.001 per share or should it have had net earnings in 1999 which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income.

     The above discussion as to U.S. income tax consequences is not based upon an advance ruling by the Treasury Department but upon the opinion of Thomas J. Kenan, esquire, in his capacity as tax counsel to TechLite (which tax opinion is an exhibit to the registration statement of which this Prospectus is a part).

                         OTHER FINANCIAL CONSIDERATIONS

Pro Forma Financial Information and Dilution.
--------------------------------------------

     The following sets forth certain pro forma financial information giving effect to the merger:

                             PRO FORMA STATEMENT OF FINANCIAL CONDITION
                                           April 30, 1999

                                                               TechLite
                                            TechLite            Applied
                                              Inc.             Sciences           Pro Forma          Pro Forma
                                          (Historical)       (Historical)        Adjustments         Combined
                                          ------------       -------------       -----------        -----------
ASSETS

Current assets                                $245            $   983,143        $   -              $   983,388

Property and equipment                          -                 691,337             -                 691,337

Other assets                                    -                  16,221             -                  16,221
                                              ----            -----------        ----------         -----------

TOTAL ASSETS                                  $245            $ 1,690,701        $    -             $ 1,690,946
                                              ====            ===========        ==========         ===========



LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities                           $  -            $   828,432         $    -            $   828,432

Long term liabilities                            -              1,413,024              -              1,413,024
                                              -----           -----------        ----------         -----------

     Total liabilities                           -              2,241,456              -            $ 2,241,456
                                              -----           -----------        ----------         -----------

stockholders' equity:

   Common stock                                245                  2,210              -                  2,455

   Additional paid-in capital                    -              1,378,048              -              1,378,048

   Retained earnings (deficit)                   -             (1,931,013)             -             (1,931,013)
                                              -----           -----------        ----------         -----------

     Total stockholders' equity                245               (550,755)             -               (550,510)
                                              ----            -----------        ----------          ----------

TOTAL LIABILITIES AND                         $245            $ 1,690,701        $     -            $ 1,690,946
                                              ====            ===========        ==========         ===========
STOCKHOLDERS' EQUITY



Pro forma book value per share                                                                      $    (0.22)
                                                                                                    ==========


NOTE: Pro forma book value per share is calculated by dividing Total stockholders' Equity - $(550,510) - by the total number of shares that would have been outstanding on April 30, 1999 (2,454,347), giving effect to the proposed merger.

                                    PRO FORMA STATEMENT OF INCOME
                                 Fiscal Year Ended January 31, 1999
                                                 and
                               Three-Month Period Ended April 30, 1999

                                Fiscal Year Ended January 31, 1999            Three Months Ended April 30, 1999 (Unaudited)
                      ---------------------------------------------------------------------------------------------------------

                        TechLite     TechLite                                    TechLite     TechLite
                          Inc.       App. Sci.    Pro Forma    Pro Forma           Inc.       App. Sci.     Pro Forma    Pro Forma
                      (Historical) (Historical)  Adjustments   Combined        (Historical) (Historical)   Adjustments   Combined
                       ----------   ----------  ------------  ----------        ----------   ----------   ------------  ----------
Sales                  $    -       $4,646,858  $     -       $4,646,858       $     -       $1,242,217   $     -       $1,242,217

Cost of Sales               -        3,288,204        -        3,288,204             -          898,008         -          898,008
                       ----------   ----------  ------------  ----------        ----------   ----------   ------------  ----------

     Gross profit           -        1,358,654        -        1,358,654             -          344,209         -          344,209

Operating expenses          -        1,472,865        -        1,472,865             -          481,964         -          481,964
                       ----------   ----------  ------------  ----------        ----------   ----------   ------------  ----------

Loss from operations        -         (114,211)       -         (114,211)            -         (137,755)        -         (137,755)

Other income                -            8,767        -            8,767             -            8,909         -            8,909
                       ----------   ----------  ------------  ----------        ----------   ----------   ------------ -----------

Income (loss) before
taxes                                 (105,444)       -         (105,444)                      (128,846)        -         (128,846)

Provision for taxes         -            -            -            -                 -                0         -                0
                       ----------   ----------  ------------ ------------       ----------   ----------   ------------  ----------

NET INCOME (LOSS)      $    -       $ (105,444) $     -       $ (105,444)       $    -       $ (128,846)  $     -       $ (128,846)
                       ==========   ==========  ============  ==========        ==========   ==========   ============  ==========

EARNINGS PER
SHARE

     Net income (loss)              $ (105,444)       -       $ (105,444)                    $ (128,846)        -       $ (128,846)

     Weighted-average
     number of shares
     outstanding                     2,209,903      244,444    2,454,347                      2,209,903       244,444    2,454,347

     (Loss) per share       -         $(0.05)         -         $(0.05)              -         $(0.06)                    $(0.05)

NOTES:

(1) Earnings per share data shown above are applicable for both primary and fully diluted.

(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued as of April 30, 1999 as if outstanding as of the beginning Of the period.

Material Contacts Among the Companies.
-------------------------------------

     Thomas J. Kenan of Oklahoma City, Oklahoma, is a director and general counsel of SuperCorp. In 1995 he was introduced to J.D. Arvidson, president of Applied Sciences, by Rex Frates of Tulsa, Oklahoma. Mr. Frates is an investor and industrialist who was then considering investing funds in Applied Sciences. Mr. Kenan followed the development of Applied Sciences thereafter. In 1996 Mr. Kenan advised Albert L. Welsh, president and a director of SuperCorp, and George
W. Cole, whose spouse, Marjorie J. Cole is a significant stockholder of SuperCorp, to contact Mr. Arvidson. Mr. Kenan told them that Mr. Arvidson's company was in need of financial advisers with respect to its structure and direction. Mr. Welsh and Mr. Cole both are stockbrokers and former underwriters of registered stock offerings.

     Mr. Welsh and Mr. Cole became financial advisers to Applied Sciences in 1997. Mr. Kenan performed legal services for it from time to time in 1996 and in 1997. In early 1997 Mr. Kenan accepted 90,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of Applied Sciences in exchange for legal services performed with regard to reorganizing the capital structure of Applied Sciences. Mr. Welsh and Mr. Cole each received 10,000 shares (giving effect to a subsequent 35-for-one stock split) of common stock of Applied Sciences for providing financial advice with regard to reorganizing its capital structure.

     Mr. Kenan subsequently transferred (1) 85,000 shares of his Applied Sciences stock to a trust, the Marilyn C. Kenan Trust, whose trustee and primary beneficiary is Mr. Kenan's spouse, Marilyn C. Kenan, and (2) 5,000 of his shares to Sherie Adams, Mr. Kenan's legal assistant, as a bonus to her regular salary. Mr. Cole transferred his 10,000 shares to his spouse, Marjorie J. Cole.

     Mr. Welsh and Mr. Cole, in approximately March 1997, persuaded the directors of Applied Sciences to consider recommending to their stockholders the merger described in this Prospectus.

     The SuperCorp directors also favorably considered the spinoff- merger transaction. They created a subsidiary corporation, TechLite, to be available to merge with Applied Sciences. They caused SuperCorp to purchase 244,440 shares of common stock of TechLite at $0.001 a share, to be distributed to other SuperCorp stockholders as a dividend. They also authorized the sale of 24,444 shares of common stock of TechLite to each of Mr. Welsh and Mr. Cole in recognition of their services to the SuperCorp stockholders in persuading the directors of Applied Sciences to consider the merger described herein.

     Other than the proposed spinoff and merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among Applied Sciences, TechLite, and SuperCorp during the periods for which financial statements appear herein.

                             PENNY STOCK REGULATIONS

     There is no way to predict a price range within which TechLite's common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, TechLite's common stock, initially at least, would be subject to the rules governing "penny stocks."

     A "penny stock" is any stock that:

     o       sells for less than $5 a share.

     o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

     o is not a stock of a "substantial issuer." TechLite is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

     There  are  statutes  and   regulations  of  the  Securities  and  Exchange
Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

               The Penny Stock Suitability Rule
               --------------------------------

     Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

     After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

     Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

     The  above  exercise  delays  a  proposed   transaction.   It  causes  many
broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

     The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

     o       transactions not recommended by the broker-dealer,

     o       sales to institutional accredited investors,

     o sales to "established customers" of the broker-dealer persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

     o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

            The Penny Stock Disclosure Rule
            -------------------------------

     Another Commission rule - the Penny Stock Disclosure Rule requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

            Effects of the Rule
            -------------------
     The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

     TechLite's spinoff shares and merger shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                        INFORMATION ABOUT TECHLITE, INC.

     TechLite was incorporated under the laws of the State of Oklahoma on June 3, 1997. It has no business or significant assets. It was organized for the purpose of entering into the merger proposed herein. It has no employees; its management will serve without pay until the merger should become effective.

Description of Business and Properties.
--------------------------------------

     Should the Applied Sciences's stockholders approve the merger, TechLite shall be the surviving company, but its management shall not remain as the management of the post-merger company. Control of the company, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the present stockholders of Applied Sciences. Applied Sciences's present management shall become the management of the company.

     Applied Sciences's present management advises us that it shall continue the business of Applied Sciences as the business of TechLite after the merger.

     TechLite's present management consists of one person, Albert L. Welsh. Mr. Welsh is a registered representative of Birchtree Financial Services, Inc., a broker-dealer firm with principal offices in Kansas City, Missouri, and branch offices in several cities, including Oklahoma City, Oklahoma, where Mr. Welsh is employed. Mr. Welsh is president and a director of SuperCorp.

Legal Proceedings.
-----------------

     Neither TechLite nor its property is a party to or the subject of pending legal proceedings.

Market for TechLite's Common Stock and Related Stockholder Matters.
------------------------------------------------------------------

     There is no present public trading market in the U.S. or elsewhere for TechLite's common stock. After the spinoff and before any vote on the merger by the stockholders of Applied Sciences, all certificates representing the 195,556 spinoff shares shall be held in escrow by the escrow agent.

     Should the merger be approved (1) the escrow agent will release from escrow the certificates representing the ownership of the escrowed spinoff shares. These certificates would be delivered to the more than 600 SuperCorp stockholders owning the securities represented by the certificates, and (2) the stockholders of Applied Sciences will receive 2,209,903 shares of common stock of TechLite in exchange for the 2,209,903 outstanding shares of capital stock of Applied Sciences.

Rule 144 and Rule 145 Restrictions on Trading.
---------------------------------------------

     Should the merger be approved, all outstanding shares of common stock of TechLite, except the 48,888 shares held by the two insiders, shall have been issued or distributed pursuant to registration with the Commission. Nevertheless, there will be certain restrictions on the transfer for value of some of the shares.

     Holders of the shares who are deemed to be affiliates of Applied Sciences at the time of the vote on the merger, in order to sell their shares, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the Commission's Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the Commission's Rule 144 and require, for sales of the shares by such affiliates, that:

          o the company must have been subject to the reporting requirements of Section 15(d) of the Securities
                 Exchange Act for at least 90 days,

          o the company must have filed all reports with the Commission required by such rule during the twelve months preceding such sale (or such shorter period that the company was required to file such reports),

          o transfers for value by such affiliates can occur only either (1) through broker transactions not involving the solicitation of buyers or (2) directly to market- makers, and

          o each such affiliate can transfer for value, during a 90-day period, no more shares than the greater of one percent of all issued and outstanding shares of common stock of the company (24,448 shares immediately after the merger) or the average weekly volume of trading in such common stock reported through the automated quotation system of Nasdaq or the Bulletin Board during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above resale provisions of Rule 145 shall continue for such affiliates for one year after the merger. Then, only the company's reporting requirement shall continue. When any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least two years have elapsed since the date of the merger, then even the requirement that the company file reports with the Commission will no longer be required for such a former affiliate to sell any of the shares acquired in the merger.

     We believe that none of the 195,556 registered spinoff shares will be subject to any restrictions on trading or transfers for value. We also believe that none of the 2,209,903 shares of TechLite to be distributed in the merger to Applied Sciences stockholders - other than 825,789 shares to Applied Sciences's officers, directors and affiliates - will be subject to any restrictions on transfer. Accordingly, after the effective date of the merger and the redistribution of the spinoff shares, there shall be 1,579,670 shares in the "public float," i.e., subject to no securities law restrictions on their being traded or transferred for value. We estimate that approximately 675 persons will own these shares of record. The offering of them for sale could have a materially adverse effect on the market price of the company's stock. Further, the affiliates of Applied Sciences will hold an additional 825,789 shares and will be able to sell these shares pursuant to Rule 144 and Rule 145 of the Securities Act.

     No equity of TechLite is subject to outstanding options or warrants to purchase, or securities convertible into, equity of TechLite.

     Dividends.
     ---------
     TechLite has had no operations or earnings and has declared no dividends on our capital stock. Should the merger be approved, there are no restrictions that would, or are likely to, limit the ability of TechLite to pay dividends on its common stock, but it has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes.

     Registration Statement.
     ----------------------
     TechLite has filed with the Securities and Exchange Commission ("SEC") in Washington, D.C., a Registration Statement under the Securities Act of 1933 with respect to the common stock offered by this Prospectus. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. TechLite is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

     Reports to Stockholders.
     -----------------------
     TechLite will file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB, and periodic 8-K reports. TechLite also intends to furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as it may deem appropriate or as required by law.

     Stock Certificates.
     ------------------
     Certificates for the securities offered hereby will be ready for delivery within one week after the date of this Prospectus.

Financial Statements.
--------------------

     See "Financial Statements - TechLite, Inc." for the independent auditor's report dated September 9, 1999, with respect to TechLite's balance sheet as of July 31, 1999, such balance sheet, and the notes to the balance sheet.

                       INFORMATION ABOUT APPLIED SCIENCES

Overview.
--------

     TechLite Applied Sciences, Inc. ("Applied Sciences"), was incorporated in Oklahoma on November 9, 1992. Its fiscal year ends January 31.

     Applied Sciences has been engaged since 1993 in the business of retrofitting existing lighting fixtures in buildings used for commercial, education, manufacturing, institutional and health care purposes. It installs highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps that make possible a 60 percent or greater reduction in electricity consumption. It does this while maintaining or improving existing light levels.

     Applied Sciences has its headquarters in Tulsa, Oklahoma, and branch offices in Dallas, Texas; Tecumseh, Oklahoma; and Brazilia and Rio de Janeiro, Brazil. Its fiscal year ends January 31. Applied Sciences has operated at a loss from inception through the fiscal year that ended January 31, 1998 and for the three-month period that ended April 30, 1999.

Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
--------------------------------------------------------------------------------
Operations.
----------

     The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere. See "Financial Statements."

     Results of operations.
     ---------------------

     The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the period ended January 31, 1999 and for the three-month period ended April 30, 1999:

                                                                     Three Months
                                                                         Ended
     Year ended January 31                             1998   1999      04-30-99
     -------------------------------------------------------------    ------------
     Sales                                             100%   100%      100%
     Cost of sales                                      88%    71%       72%
                                                       ---    ---       ---
     Gross margin                                       12%    29%       28%

     Selling, general and
            administrative expenses                     69%    32%       39%

     Net income (loss) before taxes                    (58)%   (2%)     (10)%

     Sales.
     -----

     Sales of $4,646,858 for fiscal year 1999 increased by 271 percent over fiscal 1998's sales of $1,714,514. The increase was due to work being commenced on a $3.95 million contract to retrofit most of the buildings of the Tulsa, Oklahoma Independent School District Number One.

     Interim Results.
     ---------------
     Sales for the three months ended April 30, 1999 were $1,242,217, a decrease of $58,204, or 4.5%, from the $1,300,421 in sales for the three months ended April 30, 1998.

     Gross margin.
     ------------

     Gross margin increased from $197,587 in fiscal 1998 to $1,358,654 in fiscal 1999, an increase of 688%. The increase was due primarily to the low gross margin realized on work performed in fiscal 1998 on buildings owned by the Houston Independent School District. Another company had earlier received the contract to perform this work but had been dismissed due to its unsatisfactory work performance. Applied Sciences assumed the obligation to complete the work - and did so, but the contract price was for a lower piece price than Applied Sciences offers or otherwise accepts. The increase in gross margin percentage is attributable to the difference in margin, as a percentage of sales, between the Tulsa public schools contract performed in fiscal 1999 and the Houston public schools contract performed in fiscal 1998.

     Interim Results.
     ---------------
     Gross margin for the three months ended April 30, 1999 was $344,209 or 27.7%, an increase over gross margin of 24.3% for the same three-month period the previous fiscal year.

     Selling, general and administrative expenses.
     --------------------------------------------

     Selling, general and administrative expenses increased from $1,191,468 in fiscal 1998 to $1,472,865 in fiscal 1999, or 24%. This small increase, at a time when sales almost tripled, was due to a concerted effort by Applied Sciences's management to reduce these expenses at all levels.

     Interim Results.
     ---------------
     Selling, general and administrative expenses increased dramatically from $194,367 during the three months ended April 30, 1998 to $481,964 during the same period ended April 30, 1999, an increase of $287,597 - or 148 percent - on fairly comparable sales. The increase was attributable to substantial new business development costs that were incurred in Florida and in Brazil. These costs are now being expensed as they are incurred in accordance with recent changes in generally accepted accounting principles.

     Net income (loss) before taxes.
     ------------------------------

     A net loss before taxes of $990,919 in fiscal 1998 was improved to a net loss before taxes of $105,444 in fiscal 1999. This improvement was due to an almost tripling of sales (a reflection of work having commenced on the Tulsa public schools contract), a greater gross margin obtained from the Tulsa public schools contract than from the Houston public schools contract, and some reductions made in general and administrative expenses.

     Interim Results.
     ---------------
     Net income (loss) before taxes recorded a loss of $128,846 during the first three months of the present fiscal year as compared with net income of $121,692 during the same period the previous year. The loss was due to substantial new business development costs that were incurred in Florida and in Brazil during this quarter. These costs are now being expensed as they are incurred in accordance with recent changes in generally accepted accounting principles.

     Balance sheet items.
     -------------------

     Significant changes in several balance sheet items occurred from fiscal 1998 to fiscal 1999, in particular the following:

     o      A bank overdrawn position of $10,191 at the end of fiscal
              --------------
            1998 improved to a cash position of $19,162 at the end of fiscal 1999,

     o      contracts receivable of $416,809 on January 31, 1998
            --------------------
            increased to $831,822 at the end of fiscal 1999,

     o      payroll and sales tax payable of  $212,521 at the end of fiscal
            -----------------------------
            1998 had been paid in full by October 31, 1998 with only current taxes of $97,110 being on the books at the end of fiscal 1999,

     o      the backlog of business increased from $594,980 at
                -------------------
            January 31, 1998 to $2,221,777 at January 31, 1999,

     o      billings in excess of costs and estimated earnings on uncompleted
            ---------------------------
            contracts totaling $330,074 at the end of fiscal 1998 had been reduced to $96,337 at the end of fiscal 1999,

     o      notes payable of $159,595 at the end of fiscal 1998 had
            -------------
            increased by 840% to $1,341,011 at the end of fiscal 1999, and

     o      the retained deficit had increased from $1,696,723 to
                ----------------
            $1,802,167 at the end of fiscal 1999.

     The above improvements in balance sheet items were due to the facts that Applied Sciences increased its sales and gross margin and effected reductions in costs. The increase in notes payable is primarily attributable to two things: a $750,000 line of credit necessary to cover the costs of the increase in sales volume, and a note payable of approximately $400,000 associated with the acquisition of the home office building.

     Liquidity and Capital Resources.
     -------------------------------

     Applied Sciences had negative cash flow from operations of $714,471 in fiscal 1999. The principal components of this negative cash flow were an increase of $404,420 in contract receivables and a decrease of $233,737 in billings related to costs and estimated earnings on uncompleted contracts. It increased its property, land and equipment by $561,640 in fiscal 1999. This drain on liquidity and capital resources was covered by the sale of $113,857 of common stock and by new borrowings of $1,576,231. A positive item at fiscal 1999 year-end was contracts receivable of $831,822, double that of $416,809 at fiscal 1998 year-end.

     Interim Results.
     ---------------
     Applied Sciences made $683,463 in principal payments on notes receivable during the quarter that ended April 30, 1999 but had $755,476 in new borrowings, a net increase of $72,013 in long-term debt. Its loss from operations of $128,846 during this fiscal quarter was financed from the new borrowings and from increases in accounts payable and other accrued liabilities.

     Outlook.
     -------

     The statements contained in this Outlook are based on current expectations. These statements are forward-looking, and actual results may vary materially.

     Applied Sciences expects sales to increase from $4.6 million in fiscal 1999 (which ended January 31, 1999) to approximately $8.0 million in the fiscal year to end January 31, 2000. It expects to realize earnings of approximately $896,000 in the present fiscal year to end January 31, 2000.

               Applied Sciences's future results of operations and the other forward-looking statements contained in this Outlook and Offering Circular, in particular the statements regarding projected operations in the fiscal year beginning February 1999, involve a number of risks and uncertainties. In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: the loss of any of several key personnel; unexpected costs in establishing branch offices; the emergence of competition not now detected; and a general economic turndown.

                    DESCRIPTION OF APPLIED SCIENCES' BUSINESS
                    -----------------------------------------

The Light Fixture Retrofitting Industry.
---------------------------------------

     In 1992 the Congress enacted the National Energy Policy Act. This law mandated that many inefficient lighting products, such as the commonly used 40-watt, T-12 fluorescent lamp, be eliminated and replaced with new technology. Also affected by this legislation are electric motors, other lamps, luminaries, distribution transformers and electromagnetic fields research.

     Also, in 1992 the Environmental Protection Agency (the "EPA") initiated its "Green Lights" or "Energy Star" program. This is a voluntary pollution-reduction program that assists electricity users by providing them with the most current information about energy- efficient lighting technologies and how upgrades or retrofitting can be financed.

     These two government initiatives - the National Energy Policy Act of 1992 and the EPA's Energy Star program - provided the impetus for the development of three significant energy-efficient products:

     o       energy-efficient fluorescent lamps,

     o       improved electronic ballasts, and

     o       highly efficient reflectors.

     The retrofitting of existing fixtures with these three improvements makes possible (1) up to a 60 percent or greater reduction in power consumption while
(2) maintaining or even improving current light levels. The business of Applied Sciences is selling and installing these and related products. This involves designing or adapting the reflectors for each lighting fixture in a customer's building. Frequently, electricity savings pay for the cost of retrofitting in one to three years.

The Market.
----------

     There are more than 2.5 billion light fixtures in the nation that would benefit from an energy-efficient lighting retrofit. Of that number, only approximately 50 million, or less than two percent, have been converted. We estimate that more than 1 billion of these retrofittable units are in the central U.S. States, where Applied Sciences has targeted its business plan.

     The estimated one billion fixtures for the central U.S. States that are retrofittable provide a total available market of approximately $50 billion. Applied Sciences's five-year business plan projects that it will have sales aggregating $239 million, which is less than 0.5 percent of the market in this area.

Environmental Considerations.
----------------------------

     Generating electricity involves burning fossil fuels - coal, oil, or natural gas - or running a nuclear reactor or a hydroelectric plant. The mining and transportation of fossil fuels can result in various types of pollution. Burning fossil fuels emits air pollutants from smokestacks, including carbon dioxide, sulfur dioxide, and nitrogen oxides. Today the EPA is increasingly focusing on pollution prevention. If the nation uses less electricity to deliver an energy service - such as lighting - the power plants that produce the electricity burn less fuel and thus generate less pollution.

     Lighting accounts for 20 to 25 percent of all electricity sold in the U.S. Lighting for industry, stores, offices and warehouses represents 80 to 90 percent of total lighting electricity use. Every kilowatt hour of lighting electricity not used prevents emissions of 1.5 pounds of carbon dioxide, 5.8 grams of sulfur dioxide, and 2.5 grams of nitrogen oxides. If energy efficient lighting were used where profitable, the nation's demand for electricity would be cut by more than 10 percent. This would result in annual reductions of 2.2 million metric tons of carbon dioxide -the equivalent of taking 44 million cars off the road; 1.3 million metric tons of sulfur dioxide; and 600,000 metric tons of nitrogen oxides. These reductions represent twelve percent of U.S. utility emissions.

Saving Money.
------------

     The EPA's Energy Star upgrade program focuses on achieving energy savings under circumstances that save money for the electricity user. Businesses that have made the investment in retrofit lighting because of the development of highly efficient reflectors, improved electronic ballasts, and energy-efficient fluorescent lamps - have cut their electric bills by up to 60 percent or more and have experienced an average return on their retrofit investment of 35 percent or more.

     The new electronic ballast is ten to fifteen percent more efficient than the standard magnetic ballast now in widespread use. Newly developed compact fluorescent lamps convert most of their electricity into light - not heat. They are four times more efficient than standard incandescent lights. They can last nine to fifteen times longer. New lighting systems that include the smaller diameter "T-8" fluorescent lamps that replace the old 40-watt T-12 "cool white" fluorescent lamps can increase lumens per watt to over 100, as opposed to the current standard of 60. By substituting these new systems, offices improve their lighting quality while reducing energy costs.

     Occupancy sensors keep lights on when motion is detected and turn lights off when motion is not detected. They ensure that lights are in use only when needed.

     Of a special importance is the development of lighting enhancement reflectors for fluorescent light fixtures. Utilizing a mirror-like permanent specular coating on a metal substrate and ray- tracing software, reflector manufacturers can bend the mirrored strips into intricate shapes to achieve desired photometric results. Applied Sciences makes use of these lighting enhancement reflectors. This requires a fixture-by-fixture retrofitting by Applied Sciences but, together with the other energy-efficient improvements noted above, it enables Applied Sciences to provide the ultimate energy-efficient and cost saving retrofitting services available anywhere.

     Consider, for example, a convenience store, operating 24 hours a day, seven days a week. It usually pays the highest commercial rates, because of the relatively small space occupied. Retrofitting the lights of this business can be most cost-effective. It can generate a return on investment of over 120 percent with a nine- to eleven-month payback.

     Lighting is one of the largest hidden costs of a total electric bill for large office buildings - approximately 40 percent. With an energy efficient lighting retrofit, this cost can be reduced up to 60 percent or more. Further, if better light is provided at less than one-half the cost, this makes buildings more competitive in today's lease market. This also provides an increase in property value. Reducing lighting costs in a facility by $100,000 annually would increase the property value by one million dollars with a CAP rate of 10 percent.

     The retrofit market is currently growing at a 52 percent rate a year. Applied Sciences estimates that by the turn of the century, less than fourteen percent of the total fixture population will have been replaced or retrofitted. Retrofit revenues in 1999 should be approximately $7 billion nationwide. Applied Sciences estimates that while the east and west coasts may now be six to seven percent retrofitted, the central, southwest and southeast areas are less than one percent retrofitted, probably because of lower electric rates and fewer rebate programs in these areas.

Other Benefits.
--------------

     The new electronic ballasts operate at a higher frequency, 20,000 cycles per second, as opposed to the magnetic predecessors which operate at 60 cycles per second. The fluorescent lighting system the electronic ballasts operate can convert power to light more efficiently than systems run by standard magnetic ballasts. The higher cycle rate eliminates flicker and hum while using less energy.

     The electronic ballasts prompted the development of the new, smaller-diameter, fluorescent tube, called the T-8. This new tube takes advantage of the characteristics of the new electronic ballast and incorporates the use of tri-phosphor coatings for enhanced color rendition.

     Because the new electronic ballasts operate 50 degrees cooler, and because the new T-8 lamps operate 20 degrees cooler with only half as many needed, air-conditioning costs in a building may be reduced by 20 percent and
--------------------------------------------------------------------------------
replacement parts by 50 percent.
-------------------------------
     The development of mini-fluorescent compact lamps allows replacement of many sizes of incandescent lamps. Power reductions may be as high as 80 percent. With lower prices and minimal installation costs, these units have become the most cost-effective of all retrofits. For example, 100-watt incandescent lamps can be replaced with 22- to 28-watt fluorescent compacts without any light loss. Ballast life for these mini-fluorescent compacts is expected to be 50,000 hours, and lamp life is expected to be 10,000 hours.

Current Trends.
--------------

     Many electric light retrofit companies do no more in retrofitting than replacing four old lamps with two new lamps. The most advanced energy-efficient retrofit lighting companies, such as Applied Sciences, are concerned with total systems engineering. These companies sell the concept of re-engineering a building's lighting system to meet the lighting requirements of the tasks performed in the buildings and to use whichever retrofit is most cost-effective.

     Applied Sciences uses the latest ballasts. They provide a range of ballast factors (wattages) and proportionate light levels for two T-8 lamps of 49, 54, 58, 62, 71 and 84 watts. Thus, there is immense flexibility for the systems integrators to achieve desired light levels.

     Applied Sciences's systems engineers literally custom-design the retrofit for each fixture, dependent on its task. The five to fifteen percent savings advantage over a single-type retrofit more than compensates for added costs, if any. Lamps are now available in several intensity levels and at least six color temperatures ratings.

     Another technical product recently improved to the point of viability is the motion sensor. Early problems with the sensors have been corrected, and the inability to accurately predict savings from these sensors has been overcome.

     The manufacturers of lighting enhancement reflectors continue to improve their products. Single lamp reflectors for two-foot by four- foot fixtures have added even more low-end versatility. Three-, four, or six-lamp high-intensity reflectors are now designed for ceilings in excess of 25 feet. These reflectors have dispelled the myth that those heights were the exclusive territory of 400- to 1,600-watt metal halide lamps. These improvements and a growing population of other products, while further enhancing system efficiency, have also increased design complexity. This makes the market more and more the domain of the systems engineers.

     The business of designing and installing energy efficient lighting retrofits has become very sophisticated. It demands operatives of a higher level in both engineering and business. It is no longer sufficient to send inexperienced salesmen door to door with brochures and big promises; the leaders in today's industry are sending in teams of highly trained lighting professionals. Applied Sciences utilizes sophisticated lighting demonstration units to perform presentations. Its engineers identify and measure extensive lists of data for a computerized design process.

     In 1997, the competitive climate began to change with the emergence of "energy service companies," called "ESCOs". Several states took steps toward the deregulation of the electricity supply companies - the electrical utility companies. One response of the utility companies has often been their creation of ESCO subsidiaries. These act as general contractors that seek energy supply contracts. Sometimes the ESCOs negotiate contracts to replace a building's heating, air conditioning and ventilation systems, to replace the electronic controls that govern such systems, and to retrofit the lighting fixtures. One feature of the contracts is to require the purchase of the electricity from the ESCO's parent company. The lighting retrofitting is generally subcontracted out to companies such as Applied Sciences. Financing for the package is generally provided by the ESCOs. Applied Sciences has no strategic alliances with any ESCOs at present but is seeking them. Such alliances could prove to be critical in getting business in the future.

Sales Methods.
-------------

     Applied Sciences operates out of six offices. It makes available to each U.S. office a demonstration machine that is used as a sales device. Within a single portable unit, there is a television set with VCR for showing Energy Star and Applied Sciences videos, a rotating watt meter, a light level indicator, a laser pointer for demonstration of reflectivity, an audio amplifier for demonstration of hum characteristics, and two two-by-four recessed troffers mounted on a motorized mast so that fixtures can be raised to a normal position at ceiling height. The demonstration machine vividly demonstrates the improvement in lighting obtained from a retrofit as well as the substantial reduction in electricity usage.

     Sales procedures employed today typically commence with a walk- through by an experienced sales engineer to determine if a building is a good prospect. Then, a demonstration using the demonstration machine is scheduled. After the demonstration, depending upon the size of the building, the types of fixtures observed, the hours of usage and the rates for electricity demonstrated by the building's electricity bills, an estimate of available savings is made. The potential customer is asked, based upon these savings, if it wishes to proceed with a comprehensive feasibility and engineering study.

     If the answer is positive, then Applied Sciences and the potential customer enter into a memorandum of understanding that offers the customer several options. If the feasibility study shows that all the project goals cannot be met, or if funding repayable from savings is not available, there is no charge for the study. If the feasibility study shows that all of the listed goals can be met, funding is available, and the customer decides not to proceed with the lighting upgrade, the customer must agree to reimburse Applied Sciences a predetermined amount for the feasibility study and engineering work done up to that point. Should the customer agree that the project should move forward, there is no added cost for the initial feasibility study. Using data from the engineering study, the systems engineer can determine (1) the best retrofit solution for the over-lit areas and the under-lit areas and (2) which solution is most cost-effective.

     In October 1997 Applied Sciences commenced a sales effort in Brazil that resulted in its retrofitting, for demonstration purposes, the eighteenth floor of the central post office building in Brazilia and a portion of a large discount store for a French commercial concern, Carrefour Comercio E Industria LT ("Carrefour"). Following the demonstrations, Applied Sciences made proposals in July 1998 to each of the Brazil postal system and Carrefour to retrofit a single building for each and, in the case of Carrefour, 50 stores for Carrefour. Each of the Brazil postal system and Carrefour later advised Applied Sciences that no contract would be considered at that time, due to the unstable Brazilian currency and its devaluation. However the postal system and Carrefour recently advised Applied Sciences that at such time as the Brazilian currency exchange rate gets to 1.6 reals to the U.S. dollar, each will enter into a contract with Applied Sciences - the Brazil postal system for four of its largest post office buildings (approximately a $6 million contract) and Carrefour for all 58 of its stores (approximately a $20 million contract). The exchange rate on June 16, 1999 was 1.766 Brazilian reals to the U.S. dollar.

Production Costs.
----------------

     The cost of materials - lamps, ballasts, reflectors and motion sensors - should account for approximately 59 percent of a project's costs. Installation and supervisory labor should account for an additional fifteen percent of a project's costs. Selling, general and administrative expenses are currently running at approximately twenty-eight percent of contract revenue. During the fiscal year that ended January 31, 1999, Applied Sciences had a pre-tax profit on sales of $4.6 million of approximately two percent. Its selling, general and administrative expenses are geared to sales of $25 million a year - a level it has yet to achieve. Applied Sciences estimates that selling, general and administrative expenses will decrease to approximately ten percent of contract revenue as the volume increases.

Competition.
-----------

     Numerous companies throughout the U.S. are engaged in the business of retrofitting light fixtures. Many of these are small businesses that operate only locally. Even so, they can have personal and political contacts that make them quite competitive with Applied Sciences. Few of these competitors offer custom-designed reflectors that add so much to a retrofit; they merely replace existing fluorescent lamps and ballasts with the new, improved models. Applied Sciences obtains its retrofit contracts in most instances when it can demonstrate what it offers in contrast to what a competitor offers. Competition in the future, however, could arise from strategic alliances between Applied Sciences's competitors and the emerging "energy supply companies" -"ESCOs".

Government Approval of Principal Products.
-----------------------------------------

     No government approval is required in the U.S. for Applied Sciences's products. It buys from others the fluorescent lamps, ballasts, and reflectors it installs in its retrofitting business.

Government Regulations.
----------------------

     Applied Sciences, as an electrical contractor, is subject to regulation as such. State, county or city statutes and ordinances usually require that it have a qualified and licensed electrician present and supervising each retrofit job. Further, all installations of electrical fixtures are subject to compliance with electrical codes in force in virtually all jurisdictions in the U.S.

Properties.
----------

     Applied Sciences owns a 13,000 square-foot office building located at 6106 East 32nd Place, Tulsa, Oklahoma 74135.

Office Facilities.
-----------------

     Applied Sciences occupies approximately 5,500 square feet of its 13,000 square-foot office building in Tulsa, Oklahoma. It leases, on short-term leases, warehouse space and additional office space as follows:

         Use of
         Leased                                    Square        Monthly
        Premises              City                  Feet          Rent        Term
        ------------  -----------------------      -------       -------      -----
        Office        Tecumseh, OK                    400        $  175    Month-to-Month
        Warehouse     Tulsa, OK                     4,200        $1,275    06-09-2000
        Office        Dallas, TX                      300        $   80    12-31-1999
        Office &
          Warehouse   Brazilia, Brazil             10,400        $  400    12-31-1999
        Office &
          Warehouse   Rio de Janeiro, Brazil          250        $  100    12-31-1999

The above space is deemed adequate for Applied Sciences's foreseeable needs. As branches are opened in additional cities, facilities will be leased on short-term leases for the branch operations.

Dependence on Major Customers and Suppliers.
-------------------------------------------

     Applied Sciences has been dependent, and expects to continue to be dependent, upon single customers for ten percent or more of its consolidated revenues. However, such customers would not be expected to be repeat customers once the work for such customers is completed. It has had and anticipates significant backlogs, but additional staff is taken on to meet all contract needs.

     It depends upon American Illuminetics, Inc. of Carlsbad, California and X-Tra Light Manufacturing Co. of Houston, Texas for the lighting-enhancement reflectors Applied Sciences prefers to use in the retrofitting of light fixtures. Applied Sciences believes that all foreseeable demand for reflectors can be met. Other suppliers of reflectors are available, but their product is not always of as high a quality as that of the present suppliers, in the view of Applied Sciences. For lamps, Applied Sciences depends upon Phillips Lighting Co. of Somerset, New Jersey; Osram Sylvania, Inc. of Danvers, Massachusetts; and GE Lighting of Cleveland, Ohio. For ballasts, it depends upon Advance Transformer Co. of Rosemont, Illinois; Magnetek Lighting Products Group of Nashville, Tennessee; and Motorola Lighting, Inc. of Buffalo Grove, Illinois.

Seasonality.
-----------

     There is no seasonal aspect to Applied Sciences's business.

Research and Development.
------------------------

     Applied Sciences conducts no research and development.

Environmental Controls.
----------------------

     Applied Sciences is subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

Year 2000 Computer Problem.
--------------------------

     Applied Sciences has determined that it does not face material costs, problems or uncertainties about the year 2000 computer problem. This problem affects many companies and organizations and stems from the fact that many existing computer programs use only two digits to identify a year in the date field and do not consider the impact of the year 2000. Applied Sciences presently uses off-the-shelf and easily replaceable software programs and has determined that all software is year 2000 compliant.

Number of Employees.
-------------------

     On April 30, 1999, Applied Sciences employed 48 persons full time, two persons part time, and had eight persons under contract as sales associates who receive commissions on new business they bring to the company.

Venue of Sales.
--------------

     None of Applied Sciences's sales are attributable to exports. It is making a concerted effort, however, to obtain business in Brazil. Should it obtain a significant contract to retrofit the lighting fixtures in one or more post office buildings in Brazil, Applied Sciences believes it will be able to obtain Export-Import Bank guarantees for up to 85 percent of the cost of materials exported to Brazil. Applied Sciences has not yet identified the source of any additional financing it might require to complete a significant contract with the Brazil postal system. Any contract it might obtain from Carrefour, the French-owned chain store company, would require Carrefour's periodic payments in amounts calculated to cover all of Applied Sciences's costs in advance of its payment of these costs.

Patents, Copyrights and Intellectual Property.
---------------------------------------------

     Applied Sciences has no patents, copyrights or intellectual property but does have common law copyright protection for an energy audit software program.

Legal Proceedings.
-----------------

     Neither Applied Sciences nor any of its property is a party to, or the subject of, any material pending legal proceedings other than ordinary, routine litigation incidental to its business.

Market for Applied Sciences's Capital Stock and Related Stockholder Matters.
---------------------------------------------------------------------------

     There is no public trading market for Applied Sciences's common stock. There are 52 holders of record of Applied Sciences's issued and outstanding common stock. Should the merger not be approved, no public trading market is expected to develop. Applied Sciences has declared no dividends on its common stock. There are no restrictions that would or are likely to limit the ability of Applied Sciences to pay dividends on its common stock, but Applied Sciences has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

     There are no shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into, common stock of Applied Sciences.

     Should the proposed merger be approved, all of the 2,209,903 shares of common stock of TechLite that would be distributed to the stockholders of Applied Sciences could be sold, either without any restrictions or pursuant to Rule 144 and Rule 145 under the Securities Act.

Financial Statements.
--------------------

     See "Financial Statements - TechLite Applied Sciences" for the audited financial statements of Applied Sciences containing balance sheets at January 31, 1998 and 1999, and statements of income, cash flows, and changes in stockholders' equity for the period ended January 31, 1998 and 1999, which have been prepared in accordance with generally accepted accounting principles in the United States, and for its unaudited interim financial statements containing balance sheets at April 30, 1998 and 1999, and statements of income and cash flows for the three months ended April 30, 1998 and 1999, which have been prepared in accordance with generally accepted accounting practices in the United States.

                             MANAGEMENT INFORMATION

Security Ownership of Certain Beneficial Owners and Management.
--------------------------------------------------------------

     The following table shows information as of July 31, 1999 with respect to each beneficial owner of more than 5% of each class of voting stock of TechLite and of Applied Sciences, and to each of the officers and directors of TechLite and of Applied Sciences individually and as a group, and as of the same date with respect to the same persons as adjusted to give effect to the spinoff and to the proposed merger between TechLite and Applied Sciences (2,454,347 shares):


                                                        Common Stock Beneficially Owned
                                                       ---------------------------------
                                                    Before                      After
                                                Spinoff-Merger              Spinoff-Merger
                                                --------------              --------------
                                            No. of           % of       No. of           % of
TechLite                                    shares           Class      shares           Class
--------                                    -------         ------      -------          -----
SuperCorp Inc.
100 North Broadway, Suite 3300
Oklahoma City, OK 73102                     195,556          80               0          0(1)

Thomas J. Kenan
212 Northwest 18th
Oklahoma City, OK 73103                     195,556(2)       80          97,985(3)       4.0

Ronald D. Wallace
One Buckhead Plaza, 19th Floor
3060 Peachtree Street, NW
Atlanta, GA 30305                           195,556(2)       80          12,985          0.5

John E. Adams
1205 Tedford
Oklahoma City, OK 73116                     195,556(2)       80          12,985          0.5

T.E. King
49 Strawberry Lane, Suite 200
Palos Verdes Peninsula, CA 90274            195,556(2)       80          12,985          0.5

Albert L. Welsh
3832 Northwest 69th
Oklahoma City, OK 73116                     220,000(4)       90          47,429(5)       1.9

George W. Cole
3535 Northwest 58th, Suite 770
Oklahoma City, OK 73112                      24,444          10          47,737(6)       1.9

Officers and Directors as a Group (1 person
before merger, 0 persons after merger)      220,000          90               0            0


-------------------------

(1) After allocating one share of common stock of TechLite for each 34.81 shares of common stock of SuperCorp, SuperCorp will have 659 shares available for rounding up fractional shares.

(2) These shares are attributed to this person through his position as a director of SuperCorp. SuperCorp owns 195,556 shares of common stock of our company. This person shares with the other directors of SuperCorp the voting and investment power over SuperCorp's stock in TechLite.

(3) These shares would be owned by the Marilyn C. Kenan Trust. This trust is under the control of Marilyn C. Kenan, its sole trustee and sole beneficiary for her life. Mrs. Kenan is the spouse of Thomas J. Kenan, an officer and director of SuperCorp. Mr. Kenan disclaims any beneficial interest in shares of capital stock of the company owned by this trust, which is a testamentary trust established in the 1980s by the estates of her deceased parents. The Marilyn C. Kenan Trust owns 85,000 shares of common stock of Applied Sciences and would exchange these shares for 85,000 shares of common stock of TechLite in the merger. This trust would also receive 12,985 shares of common stock of TechLite in the spinoff. Mr. Kenan provides legal services to TechLite and to SuperCorp.

(4) 195,556 of these shares are attributed to this person through his position as a director of SuperCorp. See footnote (2) above. 24,444 of these shares are owned directly by him and were received for his services as a "promoter" of TechLite. See "Transactions With Insiders."

(5) 12,985 of these shares would be received in the spinoff, 24,444 shares are directly owned by him and were received for his services as a "promoter" of TechLite (see "Transactions with Insiders"), and 10,000 shares would be received in the merger in exchange for 10,000 shares of Applied Sciences now owned by this person by way of direct purchase from Applied Sciences.

(6) 13,293 of these shares would be received in the spinoff. 24,444 shares are directly owned by him and were received for his services as a "promoter" of TechLite (see "Transactions with Insiders"). 10,000 shares would be received in the merger in exchange for 10,000 shares of Applied Sciences now owned by this person by way of direct purchase from Applied Sciences. The 13,293 spinoff shares are attributed to Mr. Cole through the holdings of 462,706 shares of common stock of SuperCorp held by his spouse, Marjorie
     J. Cole - 452,006 shares, the Cole Family Limited Partnership - 1,500 shares, Mr. Cole - 1,600 shares, Marjorie J. Cole and George W. Cole -1,600 shares, George W. Cole and a son, George B. Cole - 1,500 shares, George W. Cole and a daughter, Margaret A. Cole - 1,500 shares, Marjorie J. Cole and a son, George B. Cole - 1,500 shares, and Marjorie J. Cole and a daughter, Margaret A. Cole - 1,500 shares. Mr. Cole disclaims any beneficial ownership in shares of capital stock of TechLite owned by his spouse.


                                                 Common Stock Beneficially Owned
                                                ---------------------------------
                                            Applied
                                        Sciences' Common               TechLite Common
                                          Before Merger                  After Merger
                                        ----------------               ----------------
                                   No. of             % of       No. of             % of
Applied Sciences                   shares             Class      shares             Class
----------------                   -------            ------     -------           -------
J. D. Arvidson                     528,400            23.9       528,400            21.5
9316 N. 147th E. Ave.
Owasso, OK 74136

C. O. Sage                         222,292(1)         10.1       222,292(1)          9.1
7902 S. 70th E. Pl.
Tulsa, OK 74133

Gen. Gerald Hahn                     1,000             0           1,000             0
3744 S. Niagara Way
Denver, CO 80237-1248

Carol E. Sage                      222,292(1)         10.1       222,292(1)          9.1
7902 W. 70th E. Pl.
Tulsa, OK 74133

Mark D. Galvin                      74,097             3.4        74,097             3.0
5412 Harvard
Bartlesville, OK 74006

Rex D. Frates                      148,056             6.7       148,056             6.0
2626 East 28th Street
Tulsa, OK 74114

Officers and Directors             825,789            37.4       825,789            33.6
as a group (5 persons)


-------------------------

(1) These shares are held in joint tenancy with right of survivorship by C.O. Sage and Carol E. Sage, husband and wife, who own 222,292 shares in the aggregate.

Directors, Executive Officers and Significant Employees.
-------------------------------------------------------

Set forth below are the names and terms of office of the directors, executive officers and significant employees of Applied Sciences and TechLite and a description of the business experience of each.

        Applied Sciences:
        ----------------
                                                                             Office Held         Term of
        Person                                        Office                    Since            Office
        ------                                        ------                    -----            ------
J. D. Arvidson, 60                       Chief Executive Officer, President     1992              1999
                                         and Director

C. O. Sage, 66                           Executive Vice President, Chief        1992              1999
                                         Operating Officer, and Director


      40






General Gerald Hahn, USAF (Ret.), 61     Chairman of the Board of               1997              1999
                                         Directors

Carol E. Sage, 62                        Secretary                              1994              1999

Mark D. Galvin, 45                       Vice President                         1993              1999

Lee Arehart, 64                          Sales Director, Tulsa Office           1997              1999



        TechLite.
        --------
                                                                             Office Held         Term of
        Person                                        Office                    Since            Office
        ------                                        ------                    -----            ------
Albert L. Welsh, 67                      President, Secretary and Director      1997              9-98



     Directors of Applied Sciences.
     -----------------------------


     J. D. "Jim" Arvidson.
     --------------------
     Mr. Arvidson has 33 years of experience in construction contracting and management. He was engaged for 23 years in the design and construction of grain silos, forage silos and mechanical conveyance systems. He was then involved in the construction of commercial buildings, which construction involved interior lighting design. Mr. Arvidson is the principal founder of Applied Sciences and has been its chief executive officer since its founding in 1992.

     C. O. Sage.
     ----------
     Mr. Sage has more than 25 years' experience in various agriculture-related businesses, one being the building and management of a 35,000-head cattle feeding business. He served for almost ten years as Assistant to the State Treasurer of Oklahoma in charge of the operations of the State Treasurer's office. Mr. Sage was one of the founders of Applied Sciences and has been employed by it in his present capacity since it was founded in 1992.

     General Gerald Hahn.
     -------------------
     General Hahn retired from the U.S. Air Force in 1994 after a 32-year career, during which he developed expertise in the area of logistics and financial management. From 1994 until the present, he has been employed as president of Hahn Consulting and acts as an independent consultant to the management of companies.

     Senior Executives of Applied Sciences.
     -------------------------------------

     Carol E. Sage.
     -------------
     Ms. Sage's early professional experience was as the office manager for W-W Feeders, a cattle feeding business. Then, she managed for ten years the audit department of the Office of the State Treasurer of Oklahoma. Prior to joining the company, she served as a legal secretary from 1988 until 1994 in the law firm of Paula Sage, attorney. In 1994 she joined Applied Sciences as its Secretary and as a bookkeeper. She is the spouse of C. O. Sage, a director, executive vice president, and chief operating officer.

     Mark G. Galvin.
     --------------
     Mr. Galvin received a Master of Business Administration degree from Oklahoma State University in 1994. Prior to joining Applied Sciences in May 1993 and while still a student, he designed and developed custom software. He is the co-developer of Applied Sciences' software which automated the presentation materials of Applied Sciences and its lighting survey functions. He served as the project manager for the Oral Roberts University and Edmond, Oklahoma public schools lighting projects, which were completed ahead of schedule and below budget.

     Lee Arehart.
     -----------
     Prior to joining Applied Sciences in 1993, Mr. Arehart was the owner of businesses involved in retail management, recreational facility management, and franchise operations.

     TechLite.
     --------

     Albert L. Welsh.
     ---------------
     Mr. Welsh received a bachelor of arts degree in 1953 from the University of Oklahoma and a master of business administration degree in 1958 from Stanford University. From 1958 until 1963 he was a financial analyst for Ford Motor company in Dearborn, Michigan. From 1967 until 1970 he was a partner and principal of Parker Bishop & Welsh, an NASD-member broker-dealer and underwriter. From 1970 to 1974 he was a private investor. From 1974 through 1985 he was a real estate developer. From 1986 to 1989 he was a registered investment adviser. From 1989 to 1991 he was an investor in SuperCorp Inc. From 1991 until the present he has been the Oklahoma City, Oklahoma branch manager of Birchtree Financial Services, Inc., a Kansas City, Missouri-based broker-dealer firm with approximately 75 offices. In 1997 he also began to serve as president of SuperCorp Inc.

Remuneration of Directors and Officers.
--------------------------------------

     TechLite.
     --------

     Mr. Welsh, the sole officer and director of TechLite, has received and is receiving no compensation for his services for the company. No compensation is proposed to be paid to any officer or director of the company prior to the proposed merger with Applied Sciences.

     Applied Sciences.
     ----------------

     The directors of Applied Sciences receive no compensation for their services as directors. The officers of Applied Sciences received from it an aggregate of $374,000 of compensation in the last fiscal year for their services in all capacities. Should the merger be effected, they shall become the officers of the post-merger company.

     Mr. Arvidson, the chief executive officer of Applied Sciences, receives a draw of $7,917 a month against commission income equal to 23 percent of the gross profits from retrofitting contracts sold by Mr. Arvidson.

     Employment Contracts.
     --------------------

     Applied Sciences has no employment contracts with any employees.

     Stock Options.
     -------------

     TechLite has adopted a stock option plan which shall survive the merger, the major provisions of which Plan are as follows:

     Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. The option committee has granted no options.

Certain Relationships and Related Transactions.
----------------------------------------------

     TechLite's Transactions with Insiders and Promoters.
     ---------------------------------------------------

     The following  persons may be deemed to be "insiders"  and  "promoters"  of
TechLite: Albert L. Welsh and George W. Cole. Each of such persons or his spouse has purchased 24,444 shares of common stock of the company at $0.001 a share, which shares are in addition to what will be received on a pro rata basis with other SuperCorp stockholders through the spinoff, all as set forth above under "Transactions with Insiders" and "Management Information - Security Ownership of Certain Beneficial Owners and Management." Each of such persons or his spouse also received 10,000 shares of common stock of Applied Sciences in exchange for consulting services performed in 1997 for that company. See "Terms of the Transaction - Material Contacts Among the Companies."

     Applied Sciences's Transactions with Management.
     -----------------------------------------------
     Since its inception in November 1992, Applied Sciences has had no material transactions with management.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Thomas J. Kenan, Esquire, counsel to TechLite and a director of SuperCorp, is named in this Prospectus as having given an opinion on legal matters concerning the registration or offering of the securities described herein. Mr. Kenan's spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, a testamentary trust that presently owns 85,000 shares of common stock of Applied Sciences. It also is the beneficial owner of 375,000 shares of common stock of SuperCorp. By reason of these ownerships, the trust shall become the beneficial owner of 95,773 shares of TechLite by way of the merger and SuperCorp's distribution of the 195,556 spinoff shares to its stockholders. Mr. Kenan disclaims any beneficial ownership in the securities beneficially owned by his spouse's trust.

                                 INDEMNIFICATION

     Under Oklahoma corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

     With   respect  to  any   criminal   action  or   proceeding,   these  same
indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

     In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

     To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Oklahoma law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Indemnification and payment of expenses provided by Oklahoma law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any by-law, agreement, or vote of stockholders or disinterested directors. In such regard, an Oklahoma corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

     As a result of such corporation law, Applied Sciences or, should the proposed merger become effective, TechLite may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed merger or, should the merger be effected, matters that occurred prior to the merger with respect to Applied Sciences.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                           FINANCIAL STATEMENTS INDEX

     The financial statements of TechLite and of Applied Sciences appear as follows:

TechLite, Inc.
        Independent Auditors' Report.......................................  F-1
        Balance Sheet July 31, 1999........................................  F-2
        Notes to Balance Sheet July 31, 1999...............................  F-3

TechLite Applied Sciences, Inc.
        Report of Independent Auditors.....................................  F-5
        Balance Sheets as of April 30, 1999 (unaudited) and
               January 31, 1999 and 1998...................................  F-6
        Statements of Income for the three months ended
               April 30, 1999 and 1998 (unaudited) and the
               years ended January 31, 1999 and January 31, 1998...........  F-7
        Statements of Cash Flows for the three months ended
               April 30, 1999 and 1998 (unaudited) and
               the years ended January 31, 1999 and
               January 31, 1998............................................  F-8
        Statements of Changes in stockholders' Equity
               for the period ended January 31, 1996 to
               January 31, 1999............................................  F-9
        Notes to Financial Statements...................................... F-10

                          INDEPENDENT AUDITORS' REPORT



To the Director and Stockholders
  TechLite, Inc.



     We have audited the balance sheet of TechLite, Inc., a majority-owned subsidiary of Supercorp, Inc. and a development stage company, as of July 31, 1999. This balance sheet is the responsibility of the company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TechLite, Inc. as of July 31, 1999, in conformity with generally accepted accounting principles.


                                     /S/ HOGAN & SLOVACEK


Oklahoma City, Oklahoma
September 9, 1999

                                 TECHLITE, INC.
                                 -------------
                          (A Development Stage Company)

                                  BALANCE SHEET
                                  -------------
                                  JULY 31, 1999
                                  -------------







ASSETS

   Cash - on deposit in trust account                             $ 245
                                                                  =====



STOCKHOLDER'S EQUITY

   Preferred stock - Authorized 10,000,000 shares,
      $0.001 par value - none issued

   Common stock - 40,000,000 shares authorized,
      $0.001 par value, 244,444 shares issued                       245
                                                                  -----
                                                                  $ 245
                                                                  =====
















       The accompanying notes are an integral part of this balance sheet.

                                 TECHLITE, INC.
                                 -------------
                          (A Development Stage Company)

                             NOTES TO BALANCE SHEET
                             ----------------------
                                  JULY 31, 1999
                                  -------------

(1)  ORGANIZATION

     TechLite, Inc. (the Company) was organized in accordance with the General Corporation Act of the State of Oklahoma on June 3, 1997, for the purpose of merging with TechLite Applied Sciences, Inc. (TechLite Applied Sciences), an Oklahoma corporation. The Company has no business operations or significant capital and has no intention of engaging in any active business until it merges with TechLite Applied Sciences. Should the merger not occur, the Company would seek other business opportunities, and if none were found, could be dissolved within 18 months by a vote of the majority of its common stockholders. The Company is a development-stage company organized for the merger described below.

     The sole officer and director of the Company is a stockholder, vice president and director of SuperCorp Inc., the Company's parent.

     Stock of the Company is owned 80 percent by SuperCorp Inc. and 20 percent by two insiders. The 80 percent of the stock owned by SuperCorp Inc. will be distributed to its stockholders upon the effectiveness of the registration statements to be filed with the Securities and Exchange Commission and a favorable vote of SuperCorp Inc.'s stockholders on the proposed merger. The distributed stock will initially be held in escrow according to an Escrow Agreement dated April 17, 1998, among SuperCorp Inc., the Company, and Bank One Trust Company, NA, Oklahoma City.

(2)  MERGER AGREEMENT

     The Company agreed on October 16, 1998, to merge with TechLite Applied Sciences. TechLite Applied Sciences is an operating company in the business of retrofitting lighting fixtures to obtain reductions in electricity consumption. The Company will be the surviving corporation (Survivor), but TechLite Applied Sciences will elect all directors and officers of the Survivor. All currently outstanding stock of TechLite Applied Sciences in the hands of its stockholders will be cancelled and converted into 2,209,903 shares of Common Stock of the Company when the merger is effective. The merger of TechLite Applied Sciences and the Company should qualify as a nontaxable reorganization under the tax laws of the United States.

     The merger is contingent upon the effectiveness of the registration statements, and upon the stockholders of the Company and TechLite Applied Sciences approving the proposed merger. Because the Company is only a corporate shell and not an operating entity, the proposed merger will be accounted for as if TechLite Applied Sciences recapitalized. Additionally, the historical financial statements for the Company prior to the merger will be those of TechLite Applied

Sciences. Upon completion of the proposed merger, TechLite Applied Sciences will own 2,209,903 shares of Common Stock of the Company or 90% of its voting shares. The fiscal year of the Company will be December 31.

Causon & Westhoff
                                              Certified Public Accountants, P.C.

                                                     15 West 6th St., Suite 2310
                                                           Tulsa, Oklahoma 74119
                                                                   (918)382-7000
                                                              fax (918) 382-7005


                         Independent Accountants' Report
                         -------------------------------

Board of Directors
TechLite Applied Sciences, Inc.
Tulsa, Oklahoma


We have audited the accompanying balance sheets of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1999 and 1998, and the related statements of income, statements of changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TECHLITE APPLIED SCIENCES, INC. as of January 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 8 and Note 10 to the financial statements, the Company's January 31, 1998 financial statements have been revised to reflect $260,705 of additional compensation expense associated with a debt to equity conversion which occurred during the year ended January 31, 1998. The Company's January 31, 1999 financial statements have been revised to reflect $194,396 of additional expense associated with development of the Company's presence in Brazil.


Tulsa, Oklahoma
April 27, 1999, except for Note 8 and Note 10, as to which the date is August 5, 1999.

                         TECHLITE APPLIED SCIENCES, INC.
                                 BALANCE SHEETS


                                                At April 30             At January 31
                                               ------------      ------------------------------
                                                   1999               1999             1998
                                               ------------      -------------    -------------
                                                  (Unaudited)
ASSETS
      Cash                                          54,508             19,162                -
      Accounts receivable                          900,594            831,822          416,809
      Inventory                                     37,931             41,185           46,378
      Property & equipment
          Equipment                                169,426            162,058           94,515
          Furniture and fixtures                    31,398             24,045           20,767
          Building and land                        400,000            400,000                -
          Leasehold improvements                    56,227             52,252           44,323
          Autos and trucks                         207,060            191,790          108,900
                                               ------------      -------------    -------------
                                                   864,111            830,145          268,505
          Less accumulated depreciation            172,774            148,665           84,028
                                               ------------      -------------    -------------
                                                   691,337            681,480          184,477
                                               ------------      -------------    -------------

      Other assets, net                              6,331              7,240           10,943
                                               ------------      -------------    -------------

          Total Assets                           1,690,701          1,580,889          658,607
                                               ============      =============    =============


LIABILITIES

      Bank overdraft                                     -                  -           10,191
      Accounts payable                             541,364            380,543          312,048
      Accrued wages                                 12,308             29,132           31,445
      Taxes payable                                143,361             97,110          212,521
      Billings in excess of costs and estimated
           earnings on uncompleted contracts        47,532             96,337          330,074
      Notes payable                              1,413,024          1,341,011          159,595
      Other liabilities                             83,867             58,665           33,055
                                               ------------      -------------    -------------

          Total Liabilities                      2,241,456          2,002,798        1,088,929
                                               ------------      -------------    -------------

EQUITY

      Common stock, $.001 par value                  2,210              2,210            2,204
      Paid-in-capital                            1,378,048          1,378,048        1,264,197
      Retained earnings(deficit)                (1,931,013)        (1,802,167)      (1,696,723)
                                               ------------      -------------    -------------

          Total Equity                            (550,755)          (421,909)        (430,322)
                                               ------------      -------------    -------------

          Total Liabilities & Equity             1,690,701          1,580,889          658,607
                                               ============      =============    =============

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                              STATEMENTS OF INCOME

                                                              Three Months Ended
                                                                   April 30                      Years Ended January 31
                                                       -------------------------------       -------------------------------
                                                           1999              1998                1999             1998
                                                       --------------    -------------       -------------    --------------
                                                                          (Unaudited)
      Contract revenue earned                              1,242,217        1,300,421           4,646,858         1,714,514
      Cost of revenue earned                                 898,008          984,362           3,288,204         1,516,927
                                                       --------------    -------------       -------------    --------------

      Gross profit                                           344,209          316,059           1,358,654           197,587

      General & administrative expenses                      481,964          194,367           1,472,865         1,191,468
                                                       --------------    -------------       -------------    --------------

      Income(Loss) from operations                          (137,755)         121,692            (114,211)         (993,881)

      Other income                                             8,909                -               8,767             2,962
                                                       --------------    -------------       -------------    --------------

      Income(Loss) before taxes                             (128,846)         121,692            (105,444)         (990,919)

      Provision for income taxes                                   0                0                   0                 0
                                                       --------------    -------------       -------------    --------------

      Net Income(Loss)                                      (128,846)         121,692            (105,444)         (990,919)
                                                       ==============    =============       =============    ==============

      Net Income(Loss) per common share                        (0.06)            0.06               (0.05)            (0.45)
                                                       ==============    =============       =============    ==============



See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                            STATEMENTS OF CASH FLOWS

                                                              Three Months Ended
                                                                   April 30                       Years Ended January 31
                                                       -------------------------------       -------------------------------
                                                           1999              1998                1999             1998
                                                       --------------    -------------       -------------    --------------
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             (128,846)         121,692            (105,444)         (990,919)
     Adjustments to reconcile net income to net
          cash provided by operating activities:
     Depreciation                                             27,741            9,888              68,269            44,678
     Deemed expense on debt to equity conversion                                                                    260,705
     Decrease (increase) in contract receivables             (68,772)         232,297            (404,420)         (294,171)
     Decrease (increase) in inventory                          3,254              505               5,193           (24,073)
     Decrease (increase) in other assets/receivables          (2,723)         (29,086)            (10,522)           17,202
     Net increase (decrease) in billings related to
        costs and estimated earnings on
        uncompleted contracts                                (48,805)        (179,165)           (233,737)           14,293
     Increase (decrease) in accounts payable                 160,821           80,129              58,304            32,579
     Increase (decrease) in other accrued liabilities         54,629         (197,676)            (92,114)          153,346
                                                       --------------    -------------       -------------    --------------
          Net cash provided by operating activities           (2,701)          38,584            (714,471)         (786,360)
                                                       --------------    -------------       -------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of equipment                                (33,966)          (5,948)           (561,640)         (133,870)
                                                       --------------    -------------       -------------    --------------
          Net cash used in investing activities              (33,966)          (5,948)           (561,640)         (133,870)
                                                       --------------    -------------       -------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Principle payments on notes payable                    (683,463)         (10,862)           (394,815)          (47,236)
     New borrowings                                          755,476                0           1,576,231           128,427
     Sale of stock                                                 0                0             113,857           688,767
                                                       --------------    -------------       -------------    --------------
          Net cash used in financing activities               72,013          (10,862)          1,295,273           769,958
                                                       --------------    -------------       -------------    --------------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                          35,346           21,774              19,162          (150,272)

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD                                           19,162                0                   0           150,272
                                                       --------------    -------------       -------------    --------------

CASH AND CASH EQUIVALENTS AT
END OF PERIOD                                                 54,508           21,774              19,162                 0
                                                       ==============    =============       =============    ==============

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                           Additional
                                                           Common            Paid-in          Retained
                                                            Stock            Capital          Earnings            Total
                                                        --------------------------------------------------------------------
       BALANCE, JANUARY 31, 1997                                  480                 -          (705,804)         (705,324)

       NET INCOME(LOSS)                                             -                 -          (990,919)         (990,919)

       SALE OF STOCK                                              938           687,829                 -           688,767

       DEBT/EQUITY CONVERSION                                     786           576,368                 -           577,154
                                                        --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1998                                2,204         1,264,197        (1,696,723)         (430,322)

       NET INCOME(LOSS)                                             -                 -          (105,444)         (105,444)

       SALE OF STOCK                                                6           113,851                 -           113,857
                                                        --------------------------------------------------------------------

       BALANCE, JANUARY 31, 1999                                2,210         1,378,048        (1,802,167)         (421,909)

       (Unaudited)

       NET INCOME(LOSS)                                             -                 -          (128,846)         (128,846)

       SALE OF STOCK                                                -                 -                 -                 -
                                                        --------------------------------------------------------------------

       BALANCE, APRIL 30, 1999                                  2,210         1,378,048        (1,931,013)         (550,755)
                                                        ====================================================================

See Notes to Financial Statements

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998






NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES

Nature of Operations
--------------------

     The Company is organized as an Oklahoma corporation located in Tulsa, Oklahoma. The Company is an energy efficient lighting specialist primarily engaged in performing retrofits of lighting systems in commercial, educational and healthcare facilities. The work is performed primarily under fixed-price contracts. The length of the contracts vary, typically between 1 and 18 months.

Revenue Recognition
-------------------

     Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because the Company considers expended costs to be the best available measure of progress on these contracts. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

Cost Recognition
----------------

     Contract costs include all direct material, labor, and equipment costs and those indirect costs related to contract performance such as indirect labor, supplies, and tool costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revenues are determined.

Use of Estimates
----------------

     The  preparation  of financial  statements  in  conformity  with  generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 1:     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
                     ACCOUNTING POLICIES (Continued)

Depreciation
------------

     Furniture and equipment are depreciated using the straight-line method over the estimated useful life of each asset, which is generally from five to seven years.

Income Taxes
------------

     Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized, as explained in Note 6. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


NOTE 2:     CONTRACT RECEIVABLES

Contract receivables consist of:

                                              1999            1998
   Billed                                     ----            ----
        Completed contracts                $ 135,516       $ 106,596
        Contracts in progress                685,713         310,213
                                           ---------       ---------
                                           $ 821,229       $ 416,809
                                           =========       =========

Subsequent to January 31, 1999, approximately $800,000 was collected on the outstanding receivable balance.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 3:  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs, estimated earnings, and billings on uncompleted contracts are summarized as follows:

                                                                1999            1998
                                                                ----            ----
   Costs incurred on uncompleted contracts                  $ 3,066,461     $   163,551
   Estimated earnings                                         1,237,926
                                                            -----------     -----------
                                                                                 40,888
                                                              4,304,387         204,439
   Billings to date                                           4,400,724         534,513
                                                            -----------     -----------

                                                            $  (96,337)     $ (330,074)
                                                            ===========     ===========


   Included in the accompanying balance sheet under
   the following captions:
       Billings in excess of costs and estimated
           earnings on uncompleted contracts                $   96,337      $  330,074
                                                            ===========     ===========


NOTE 4:     PROPERTY AND EQUIPMENT

     Property and equipment consist of buildings, vehicles, equipment, furniture and leasehold improvements. The vehicles and equipment are depreciated over five years, furniture is depreciated over seven years, leasehold improvements are depreciated over ten years and buildings are depreciated over 25 years. Accumulated depreciation is summarized as follows:

                                                                  1999            1998
                                                                  ----            ----
   Buildings                                                  $   6,667       $
   Vehicles                                                      64,199          36,030
   Equipment                                                     61,756          39,392
   Furniture                                                      9,641           6,759
   Leasehold improvements
                                                              ----------      ---------
                                                                  6,402           1,847
                                                              ----------      ---------
                                                              $ 148,665       $  84,028
                                                              =========       =========

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 5:     NOTES PAYABLE

                                                                 1999            1998
                                                                 ----            ----
   Unsecured notes payable, due on demand, at 10%          $     76,262      $  100,563
   Notes payable to banks, collateralized by
      equipment, due in monthly installments plus
      interest through March 2000, at 10% to 12%                121,682          49,607
   Unsecured line of credit, at 13.75%                           49,500
   Line of credit, secured by accounts receivable, at           673,463
   12%
   Notes payable, building and land, due in monthly
        installments plus interest through 2014, at 9%         397,713
                                                           ------------      ----------
                                                              1,318,620         150,170
   Accrued interest                                              22,391           9,425
                                                           ------------      ----------

                                                           $ 1,341,011       $  159,595
                                                           ============      ==========

Aggregate annual maturities of debt at January 31, 1999, are:

               2000                                           $  933,776
               2001                                               14,945
               2002                                               15,923
               2003                                               17,439
               2004                                               19,099
               Thereafter                                        317,438
                                                              ----------
                                                              $1,318,620
                                                              ==========

The Company has a $750,000 revolving line of credit which is secured by the Company's uncollected invoices. As work is completed and invoices are submitted for payment, the Company may place the uncollected invoices as collateral with the lending institution. The Company may then access the line of credit for an amount not to exceed 90% of the amount of the invoice. When the invoice is collected, the proceeds are deposited into the Company's account. The Company then pays off the outstanding debt on the line of credit associated with the collected invoice. The risk of collecting the invoice remains with the Company at all times. The outstanding debt associated with this secured line of credit was $673,463 at January 31, 1999.

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998



NOTE 6:     INCOME TAXES AND DEFERRED INCOME TAXES

     Based on the Company's significant net operating losses it appears it is more likely than not that the deferred tax asset created by the net operating losses may not be realized. Therefore, a 100% allowance has been applied to the net deferred tax asset.

     There is no provision for income taxes included in these financial statements. The net operating losses will be carried forward.

     A reconciliation of the income tax expense (refund) at the statutory rate to income tax expense at the Company's effective tax rate is shown below:

                                                                 1999            1998
                                                                 ----            ----
   Computed at the statutory rate of 34%                      $  30,244     $ (248,272)
   Increase (decrease) in tax resulting from:
        Net operating loss carryforward                        (30,244)         248,272
                                                              ---------     -----------
                                                              $       0     $         0
                                                              =========     ===========


NOTE 7:     OTHER ASSETS

     At January 31, 1999 and 1998, the Company recorded $7,240 and $10,943, respectfully, as other assets. Other assets include costs associated with internally developed software which is amortized over 4 years.


NOTE 8:     DEBT TO EQUITY CONVERSION

     During 1993, the Company borrowed funds in conjunction with a private stock offering. The simultaneous stock purchases and borrowings were evidenced by a document entitled Stock Sale and Stockholder's Agreement, which gave preemptive shareholder rights to each person who subscribed for stock and loaned money to the Company. The Board of Directors of the Company recognized that the preemptive shareholder rights inhibited any significant expansion of the Company and prevented it from raising funds from the public through the stock market. All stockholders recorded at January 31, 1997 were requested to exchange (1) their promissory notes of the Company and (2) their preemptive shareholder rights for additional shares of common stock in the Company. Outstanding debt and accrued interest in the amount of $316,449

                         TECHLITE APPLIED SCIENCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                            JANUARY 31, 1999 AND 1998


NOTE 8:     DEBT TO EQUITY CONVERSION (Continued)

was converted to equity as a result of this transaction. Additionally, $260,705 was recorded as compensation expense, as required by EITF Topic D-60, to adjust for the difference between the debt conversion price and other cash stock sales made during the same year. The financial statements for the year ended January 31, 1998 have been restated to reflect the increase in compensation expense of $260,705.


NOTE 9:     BACKLOG

     The following schedule summarizes changes in backlog on contracts during the years ended January 31, 1999 and 1998. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun.


                                                                 1999            1998
                                                                 ----            ----
   Backlog, beginning of year                               $   594,980     $   823,540
   New contracts during the year                              3,173,074       1,485,954
   Contract adjustments                                       3,100,581               0
                                                            -----------     -----------
                                                              6,868,635       2,309,494
   Less contract revenues earned during the year              4,646,858       1,714,514
                                                            -----------     -----------
   Backlog, end of year                                     $ 2,221,777     $   594,980
                                                            ===========     ===========

The Company entered into additional contracts with estimated revenues of approximately $201,000 between February 1, 1999 and April 27, 1999.


NOTE 10:    SUBSEQUENT EVENTS

        Subsequent to April 27, 1999 it was determined that the development costs associated with developing the Company's presence in Brazil should be expensed rather than capitalized. The January 31, 1999 financial statements have been revised to reflect $194,396 of development cost expense.

                                   APPENDIX A

                               AGREEMENT OF MERGER

     This Agreement of Merger ("the Agreement") is made and entered into as of October 16, 1998, by and among TechLite, Inc., an Oklahoma corporation ("the Company"); TechLite Applied Sciences, Inc., an Oklahoma corporation ("TechLite Applied Sciences"); and SuperCorp Inc., an Oklahoma corporation ("SuperCorp").

     WHEREAS, the Directors of the Company and the Directors of TechLite Applied Sciences have each agreed to submit to their respective stockholders, for such stockholders' approval or rejection, the merger of TechLite Applied Sciences into the Company ("the Merger") in accordance with the provisions of the Oklahoma General Corporation Act, other applicable law and the provisions of this Agreement; and

     WHEREAS, SuperCorp is the controlling stockholder of the Company;

     NOW, THEREFORE, in consideration of the promises, undertakings and mutual covenants set forth herein, the Company, TechLite Applied Sciences, and SuperCorp agree as follows:

     1. Merger; Effective Date.
        ----------------------
     Pursuant to the terms and provisions of this Agreement and of the Oklahoma General Corporation Act, and subject to the prior approval by the stockholders of each of the Company and TechLite Applied Sciences, TechLite Applied Sciences shall be merged with and into the Company, as confirmed by the filing by the Company of a certified copy of this Agreement, a certificate of merger, or articles of merger with the Secretary of State of the State of Oklahoma ("the Effective Date"). The Company shall be the surviving corporation ("the Surviving Corporation"). The Company and TechLite Applied Sciences shall be referred to hereinafter collectively as the "Constituent Corporations." On the Effective Date, the separate existence and corporate organization of TechLite Applied Sciences, except insofar as it may be continued by statute, shall cease and the Company shall continue as the Surviving Corporation, which shall succeed, without other transfer or further act or deed whatsoever, to all the rights, property and assets of the Constituent Corporations and shall be subject to and liable for all the debts and liabilities of each; otherwise, its identity, existence, purposes, rights, immunities, properties, liabilities and obligations shall be unaffected and unimpaired by the Merger except as expressly provided herein. This Agreement supersedes all previous agreements among the parties hereto relating to the Merger.

     2. Articles of Incorporation and Bylaws.
        ------------------------------------
     The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect on the Effective Date.

     3. Directors.
        ---------
     The directors of TechLite Applied Sciences on the Effective Date shall become the directors of the Surviving

Corporation from and after the Effective Date, who shall hold office subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are duly elected and qualified.

     4. Officers.
        --------
     The officers of TechLite Applied Sciences on the Effective Date shall become the officers of the Surviving Corporation from and after the Effective Date, subject to such powers with respect to the designation of officers as the directors of the Surviving Corporation may have under its Articles of Incorporation and Bylaws.

     5. Manner of Conversion.
        --------------------
     The manner of converting the shares of capital stock of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

               5.1. The shares of capital stock of TechLite Applied Sciences which shall be issued and outstanding on the Effective Date shall, on the Effective Date, be cancelled and exchanged for 2,209,903 shares of common stock ("the Merger Shares") of the Company.

               5.2. There shall be 195,556 shares of Common Stock, $0.001 par value, of the Company issued and outstanding prior to the Effective Date ("the Spinoff Shares") and held of record by SuperCorp, which shares shall, on the Effective Date, continue to be outstanding and which shall have been distributed by the record holder thereof, SuperCorp, to its stockholders ("the Spinoff").

               5.3 There shall be 48,888 shares of Common Stock of the Company issued and outstanding prior to the Effective Date and held by Albert L. Welsh and George W. Cole or their designees or assignees ("the Consultants' Shares"), which shares, on the Effective Date, shall continue to be issued and outstanding.

               5.4 There shall be no options or warrants to purchase shares of Common Stock of the Company or TechLite Applied Sciences outstanding on the Effective Date.

     6. Representations and Warranties.
        ------------------------------
     SuperCorp and the Company jointly represent and warrant to, and agree with, TechLite Applied Sciences that:

               6.1 The Company has been duly organized and is validly existing under the Oklahoma General Corporation Act. The Company has no subsidiary and does not own an equity interest in any entity.

               6.2 The authorized capital of the Company is 50,000,000 shares of capital stock, which is of two classes as follows:

                                                   Number of            Par value
        Class                Series                 Shares              of Shares
        -----                ------                ---------            ---------
        Common               None                  40,000,000            $0.001
        Preferred            To be designated      10,000,000            $0.001
                             by the directors

               6.3 As of the Effective Date but immediately before giving effect to the Merger, the Company has outstanding capital as follows: 244,444 shares of Common Stock, $0.001 par value. No other shares, options, warrants or any rights to acquire the Company's capital stock will be issued and outstanding as of the Effective Date but immediately before giving effect to the Merger. The shares of common stock to be issued in connection with the Merger, when issued, delivered and sold, will be duly and validly issued and outstanding, fully paid and non-assessable, will not have been issued in violation of or subject to any preemptive or similar rights and will be free from any lien, charge, encumbrance or other security interest or third party right or interest.

               6.4 The Company has no liabilities or obligations, whether absolute, contingent or otherwise.

               6.5 As of the Effective Date, the financial statements of the Company shall not vary in any particular from the Company's financial statements that appear in the registration statement described in paragraph 7 below.

               6.6 As of the Effective  Date,  the Merger and the Agreement will
have  been  duly  authorized  and  approved  by  the  Company's   directors  and
stockholders.

               6.7 The Company is not an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

     7. Conditions of TechLite Applied Sciences's Obligations.
        -----------------------------------------------------
     The obligations of TechLite Applied Sciences to complete the Merger as provided herein shall be subject to the accuracy of the representations and warranties of SuperCorp and the Company herein contained as of the Effective Date, to the performance by the Company and SuperCorp of their obligations hereunder and to the following additional conditions:

               7.1 The Merger Shares and the Spinoff Shares of common stock of the Company to be distributed pursuant to the provisions of paragraph 5.1 and
5.2 above shall, prior to the distribution thereof, be registered pursuant to the provisions of the Securities Act of 1933, as amended, by virtue of the filing of the appropriate registration statements with the U.S. Securities and Exchange Commission.

               7.2 SuperCorp shall have distributed the Spinoff Shares to an escrow agent, as described in the registration statements filed with the SEC.

               7.3 The directors and the stockholders of TechLite Applied Sciences are free to approve or disapprove the Merger in their full discretion.

     8. Tax Treatment.
        -------------
     The  merger  of  the  Company  and  TechLite   Applied  Sciences  shall  be
accomplished as a tax-free reorganization.

     9. Certificate of Merger.
        ---------------------
     Upon the approval of the Merger by the stockholders of the Company and of TechLite Applied Sciences, the officers of the Company shall file with the Secretary of State, State of Oklahoma either a certified copy of this Agreement, a Certificate of Merger, or other required filing containing terms and provisions consistent with this Agreement of Merger; provided, however, that at any time prior to the filing of this Agreement (or a certificate in lieu thereof) with the Secretary of State, State of Oklahoma, the Agreement may be terminated by the board of directors of TechLite Applied Sciences notwithstanding approval of this Agreement by the stockholders of TechLite Applied Sciences or of the Company.

                                      TechLite, Inc., an Oklahoma
                                      corporation


                                      By:/s/ Albert L. Welsh
                                         --------------------------
                                         Albert L. Welsh, President

                                      TechLite Applied Sciences, Inc., an
                                      Oklahoma corporation


                                      By:/s/ J. D. Arvidson
                                         --------------------------
                                         J. D. Arvidson, Chief Executive Officer



                                      SuperCorp Inc.

                                      By:/s/ Albert L. Welsh
                                         ---------------------------
                                         Albert L. Welsh, President

     Supplement  to  Prospectus,  Filing  of Form  8-K and  Prospectus  Stickers
     ---------------------------------------------------------------------------
Concerning Proposed Merger.
--------------------------
     Should the proposed merger described herein be approved by the requisite stockholder vote and become effective, TechLite will file a supplement to the Prospectus and a Form 8-K with the Commission, and insert a box on the front cover of all copies of the Prospectus, in which box will be the effective date of the merger.

UNTIL _____________________, 1999 (90 DAYS AFTER THE EFFECTIVE DATE OF THE MERGER), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                     PART II

Other Expenses of Issuance and Distribution.
-------------------------------------------

     The following are all expenses of this issuance and distribution. There are no underwriting discounts or commissions. None of the expenses are being paid by the distributing security holder, SuperCorp Inc. All expenses set forth below as well as additional expenses of $46,050 incurred in connection with the proposed merger described herein are being paid by TechLite Applied Sciences, Inc., the company with which the Registrant proposes to merge.


                Item                                               Amount
                ----                                               ------
        Registration fees                                        $     50
        Escrow agent's fee                                            500
        Filing expenses (EDGAR)                                     4,000
        Stock transfer agent's fee                                  4,000
        Printing and engraving                                      9,000
        Postage                                                     5,400
        Legal                                                      29,000
        Accounting and auditors                                     4,000
        Moody's OTC Industrial Manual
               publication fee                                      2,300
                                                                   ------
               Total Expenses                                    $ 58,250

Indemnification of Directors and Officers.
-----------------------------------------

     There is set forth in the Prospectus under "Terms of the Transaction -Indemnification for Securities Act Liabilities" a description of the laws of the State of Oklahoma with respect to the indemnification of officers, directors, and agents of corporations incorporated in the State of Oklahoma.

     Both the company and TechLite Applied Sciences, Inc. have articles of incorporation and bylaws provisions that insure or indemnify, to the full extent allowed by the laws of the State of Oklahoma, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of the company or TechLite Applied Sciences, Inc., as the case may be.

     To the extent of the indemnification rights provided by the State of Oklahoma statutes and provided by the company's and TechLite Applied Sciences, Inc.'s articles of incorporation and bylaws, and to the extent of TechLite
Applied   Sciences,   Inc.'s   and  the   company's   abilities   to  meet  such
indemnification obligations, the officers, directors and agents of TechLite Applied Sciences, Inc. or the company would be beneficially affected.

Recent Sales of Unregistered Securities.
---------------------------------------

     On May 29, 1997, the Registrant issued 195,556 shares of its common stock to its corporate parent, SuperCorp, Inc., an Oklahoma corporation, for a cash consideration of $196, or $0.001 a share, and on May 29, 1997, issued 24,444 shares of its common stock to Albert L. Welsh and 24,444 shares of its common stock to George W. Cole for a cash consideration of $49, or $0.001 a share.

Services Rendered by Insiders.
-----------------------------

     Mr. Welsh and Mr. Cole may be deemed to be "insiders" or "promoters" in connection with the purchase by each of 24,444 shares of common stock of the Registrant for $24.50, or $0.001 a share. Each also performed services for the Registrant and SuperCorp Inc.

     Mr. Welsh's and Mr. Cole's services consisted of introducing TechLite Applied Sciences to SuperCorp in early 1997 and in advising TechLite Applied Sciences of the advantages to it of entering into the Agreement of merger with the company (see "Appendix A - Agreement of merger").

     There was no underwriter, and none of the above-described securities were offered to any persons other than the present holders of these securities.

     The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and by Regulation D, Rule 506.

Exhibits and Financial Statement Schedules.
------------------------------------------

     Separately bound but filed as part of this Registration Statement are the following exhibits:

     Exhibit                                   Item
     -------                                   ----
      2            -      Agreement of merger of October 16, 1998,
                          between TechLite, Inc. and TechLite Applied
                          Sciences, Inc.*

      3.1          -      Articles of Incorporation of TechLite, Inc.*

      3.2          -      Bylaws of TechLite, Inc.*

      3.3          -      Amended Articles of Incorporation of TechLite
                          Applied Sciences, Inc.*

      3.4          -      Bylaws of TechLite Applied Sciences, Inc.*

      5            -      Opinion of Thomas J. Kenan, Esq., as to the
                          legality of the securities covered by the Registration Statement.*

      8            -      Opinion of Thomas J. Kenan, Esq., as to tax
                          matters and tax consequences.*

     10            -      Escrow Agreement among TechLite, Inc.;
                          SuperCorp Inc.; and Bank One Trust Company,
                          NA, Oklahoma City.*

     10.1          -      1998 Stock Option Plan adopted by TechLite,
                          Inc.*

     10.2          -      Representative agreement among certain
                          stockholders of SuperCorp relating to
                          compliance with SEC Rule 419.*

     23            -      Consent of Thomas J. Kenan, Esq. to the
                          reference to him as an attorney who has
                          passed upon certain information contained in the Registration Statement.*

     23.1          -      Consent of Causon & Westhoff, independent
                          auditors of TechLite Applied Sciences, Inc.
                          (Superseded by Exhibit 23.7).

     23.2          -      Consent of Hogan & Slovacek, independent
                          auditors of TechLite, Inc. (Superseded by Exhibit 23.8).

     23.3          -      Consent of J. D. Arvidson to serve as a
                          director of TechLite, Inc. should the
                          proposed merger with TechLite Applied
                          Sciences, Inc. become effective.*

     23.4          -      Consent of John F. Bodkin to serve as a
                          director of TechLite, Inc. should the
                          proposed merger with TechLite Applied
                          Sciences, Inc. become effective.**

     23.5          -      Consent of C. O. Sage to serve as a director
                          of TechLite, Inc. should the proposed merger with TechLite Applied Sciences, Inc. become effective.*

     23.6          -      Consent of General Gerald Hahn to serve as a
                          director of TechLite, Inc. should the
                          proposed merger with TechLite Applied
                          Sciences, Inc. become effective.*

     23.7          -      Consent of Causon & Westhoff, independent
                          auditors of TechLite Applied Sciences, Inc.
                          (Superseded by Exhibit 23.9.)

     23.8          -      Consent of Hogan & Slovacek, independent
                          auditors of TechLite, Inc. (Superseded by Exhibit 23.10.)

     23.9          -      Consent of Causon & Westhoff, independent
                          auditors of TechLite Applied Sciences, Inc.
                          (Superseded by Exhibit 23.11.)

     23.10          -      Consent of Hogan & Slovacek, independent
                           auditors of TechLite, Inc. (Superseded by Exhibit 23.12.)

     23.11          -      Consent of Causon & Westhoff, independent
                           auditors of TechLite Applied Sciences, Inc.
                           (Superseded by Exhibit 23.13.)

     23.12          -      Consent of Hogan & Slovacek, independent
                           auditors of TechLite, Inc. (Superseded by Exhibit 23.14.)

     23.13          -      Consent of Causon & Westhoff, independent
                           auditors of TechLite Applied Sciences, Inc.

     23.14          -      Consent of Hogan & Slovacek, independent
                           auditors of TechLite, Inc.

     27             -      Financial Data Schedule.*

     *      Previously filed with Form SB-2; incorporated herein.
     **     Previously filed with Amendment No. 1 to Form SB-2;
            incorporated herein.

     Undertakings.
     ------------

     TechLite, Inc. will:

               1.  File,   during  any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this Registration Statement to:

                      (a)    include any prospectus required by
                             Section 10(a)(3) of the Securities Act;

                      (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                      (c)    include   any   additional   or  changed   material
                             information on the plan of distribution.

               2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

               4. File a post-effective amendment to the registration statement to include any financial statements required by Regulation 210.3-19 under the Securities Act of 1933 at the start of a delayed offering or throughout a continuous offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of TechLite, Inc. pursuant to the foregoing provisions, or otherwise, TechLite, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TechLite, Inc. of expenses incurred or paid by a director, officer or controlling person of TechLite, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TechLite, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     TechLite, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject to and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma.

Date:  September 9, 1999                      TECHLITE, INC.



                                              By /s/Albert L. Welsh
                                                 --------------------------
                                                 Albert L. Welsh, president


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  September 9, 1999                      /s/ Albert L. Welsh
                                              -----------------------------
                                              Albert L. Welsh, president, sole
                                              director, principal financial
                                              officer, and authorized
                                              representative of the Registrant